Exhibit 10.8

LEASE AGREEMENT

BETWEEN

105 PIB GROUP LLC

AS LANDLORD

AND

A.L. Grading contractors, LLC

AS TENANT

LEASE INDEX

Section	Subject

1	Basic Terms
2	Premises
3	Term
3	Rent
4	Operating Expenses
5	Utilities
6	Maintenance and Repairs
7	Use of Premises
8	Insurance
10	Indemnity
10	Tenant’s Trade Fixtures
11	Signs
11	Governmental Requirements
11	Environmental Matters
12	AS-IS
12	Tenant Alterations
14	Fire and Other Casualty
15	Condemnation
16	Tenant’s Default
18	Landlord’s Right of Entry
18	Lender’s Rights
19	Estoppel Certificates
19	Landlord Liability/Termination/Independence
20	Notices
20	Broker Indemnification
20	Assignment and Subleasing
23	Termination or Expiration; Holdover
23	Late Payments
24	Rules and Regulations
24	Miscellaneous
25	Special Stipulations
25	Authority
25	Prevailing Party

SCHEDULE AND EXHIBITS

SCHEDULE A	Definitions
EXHIBIT A-1	Premises
EXHIBIT A-2	Description of the Land
EXHIBIT B	Special Stipulations
EXHIBIT C	Rules and Regulations

i

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made effective as of February 18, 2026, (the “Lease Date”) by and between 105 PIB GROUP LLC, a Georgia limited liability company (“Landlord”), and A.L. Grading contractors, LLC, a Georgia limited liability company (“Tenant”), (the words “Landlord” and “Tenant” to include their respective legal representatives, successors and permitted assigns where the context requires or permits).

W I T N E S S E T H:

1. Basic Terms. This Section 1 contains the basic terms of this Lease. Capitalized terms used in this Lease will have the meanings given them in this Section 1 and elsewhere in this Lease, including SCHEDULE A hereto.

(a) “Premises”	Defined in Section 2(a).
(b) “Building”	The building depicted on EXHIBIT A-1 hereto, containing approximately 10,125 square feet and commonly known as 105 Peachtree Industrial Boulevard, Suwanee, Georgia 30024.
(c) “Land”	That certain parcel of real property located in Gwinnett County, Georgia, as more particularly described in EXHIBIT A-2 attached hereto.
(d) “Base Rent”	As set forth below:

Period	“Annual Base Rent”	“Monthly Base Rent Installment”
Month 1 – Month 12	$180,000.00*	$15,000.00*
Month 13 – Month 24	$185,400.00	$15,450.00
Month 25 – Month 36	$190,962.00	$15,913.50
Month 37 – Month 48	$196,690.86	$16,390.91
Month 49 – Month 60	$202,591.59	$16,882.63
Month 61 – Month 72	$208,669.33	$17,389.11
Month 73 – Month 84	$214,929.41	$17,910.78
Month 85 – Month 96	$221,377.30	$18,448.11
Month 97 – Month 108	$228,018.61	$19,001.55
Month 109 – Month 120	$234,859.17	$19,571.60
Month 121 – Month 132	$241,904.95	$20,158.75
Month 133 – Month 144	$249,162.10	$20,763.51
Month 145 – Month 156	$256,636.96	$21,386.41
Month 157 – Month 168	$264,336.07	$22,028.01
Month 169 – Month 180	$272,266.15	$22,688.85

*	(Plus the prorated amount for any Fractional Month, if applicable)

(e) “Lease Commencement Date”	The Lease Date.
(f) “Expiration Date”	The earlier of (1) the last day of the 180th full calendar month after the Lease Commencement Date, as expressly may be extended, and (2) the termination of this Lease pursuant to the terms herein.
(g) “Primary Term”	As defined in Section 3(a).
(h) “Exterior Area”	The Land, less the portion on which the Building and dock areas, external stairwells and entryways are located.
(i) “Security Deposit”	None
(j) “Permitted Use”

Storage, warehousing, maintenance and repair of equipment, machinery, and vehicles used in the operation of Tenant’s primary business, and office uses reasonably ancillary thereto, all in accordance with the other provisions of this Lease and all applicable Governmental Requirements.

(k) Addresses for notice

Tenant:         A.L. GRADING CONTRACTORS, LLC

4441 Six Forks Road

Suite 106-261

Raleigh, NC 27609-5729

Attn: Jeremy S. Spivey

Email: jspivey@cardinalcivil.com

Landlord:       105 PIB GROUP, LLC

2500 NE 35th Street

Lighthouse Point, FL 33064

Attn: Lee Wood

Email: lw.algc@gmail.com

(l) Address for rental payments

Rent shall be paid by wire transfer or ACH pursuant to instructions provided by Landlord to Tenant.

If wire or ACH instructions are not provided by Landlord, then Rent shall be mailed to Landlord’s notice address set forth above.

2. Premises.

(a) Prior Lease. It is hereby acknowledged and agreed that: (i) immediately prior to the Lease Date, Tenant and Landlord are affiliated entities, and Tenant occupied the Premises pursuant to an unwritten lease (the “Prior Lease”); (ii) the Prior Lease is hereby terminated, and (iii) this Lease is being executed and delivered pursuant to the terms contained herein and shall supersede the Prior Lease.

(b) Lease of Premises. In consideration of the rent and the mutual covenants contained herein, Landlord leases to Tenant, and Tenant leases and accepts from Landlord, the Land, together with and including all buildings, structures, driveways, parking lots, walkways, landscaping and other appurtenances thereto and all other improvements, at any time during the term of this Lease erected or situated thereon, including, without limitation, the Building and other improvements constructed thereon (the Land, Exterior Area, Building and other such improvements are collectively referred to as the “Premises”), upon all the terms and provisions of this Lease.

(c) Size of Building. The square footage of the Building has been conclusively determined and is not subject to re-measurement or any form of contest by either party.

(d) Exterior Area. Tenant is granted the exclusive right to use the Exterior Area to support the Permitted Use in accordance with the terms of this Lease; provided, however, that Landlord hereby reserves the right to grant or establish easements along the property lines of the Land and/or under the Exterior Area so long as such easements do not materially and adversely affect Tenant’s or Tenant’s invitees access to, or use of, the Premises.

3. Term.

(a) Primary Term. The lease of the Premises by Landlord to Tenant will be for a primary term (the “Primary Term”) commencing on the Lease Commencement Date and ending on the Expiration Date. Tenant shall have three (3) options to extend the Term for a period of five (5) years each time, subject to, and in accordance with, the terms and conditions set forth in Special Stipulation 1 of EXHIBIT B attached to this Lease, the terms of which are incorporated herein by reference. The Primary Term, plus all renewals and extensions thereof, if any, are sometimes referred to collectively as the “Term”.

(b) Lease Year. The term “Lease Year” means the 12-month period commencing on the Lease Commencement Date, and each 12-month period thereafter during the Term; provided, however, if the Lease Commencement Date is a day other than the first day of a calendar month, the first Lease Year will include the period from and including the Lease Commencement Date to and including the last day of the Fractional Month in which the Lease Commencement Date occurs and will extend through the end of the twelfth full calendar month following the Lease Commencement Date.

4. Rent.

(a) Base Rent.

i.) Payment of Base Rent. Tenant will pay to Landlord the Annual Base Rent in the Monthly Base Rent Installments commencing on the Lease Commencement Date, payable in advance, without demand, on the first day of each calendar month during the Term; provided, that the first month’s Base Rent must be paid upon execution of this Lease. It is hereby acknowledged and agreed that Annual Base Rent shall increase as shown on the Base Rent chart set forth in Section 1(d).

ii.) Fractional Month. If the Lease Commencement Date falls on a day other than the first day of a calendar month, or if the Lease expires or terminates on a day other than the last day of a calendar month, then Base Rent will be apportioned pro rata for the resulting Fractional Month.

(b) Additional Rent.

i.) Commencement. Tenant’s obligation to pay Additional Rent will begin to accrue on the Lease Commencement Date, except as otherwise provided in this Lease.

ii.) Payments to Landlord. To the extent Tenant is required to reimburse Landlord for any Additional Rent, then Landlord will deliver a written invoice to Tenant therefor with reasonable evidence of such costs and payment thereof and Tenant will reimburse Landlord within 30 days after the date of such delivery.

(c) Net Lease. Except for Landlord’s obligations with respect to the Landlord Repair Items (as defined in Section 7(a) herein), this Lease is an “absolute net lease,” so that this Lease shall yield to Landlord the rentals specified during the Term, and except as specifically and expressly set forth herein to the contrary, all costs, expenses and obligations of every kind and nature whatsoever relating to the operation, management, maintenance, repair, restoration and replacement of the Premises and all improvements and appurtenances related thereto or any part thereof, structural and non-structural, shall be performed and paid by Tenant. Tenant shall perform all of its obligations under this Lease at its sole cost and expense. As such, Tenant’s obligations arising or accruing during the Term to pay all Base Rent, Additional Rent, and all other payments hereunder required to be made by Tenant shall, except as otherwise expressly set forth herein, be absolute and unconditional, and Tenant shall pay all Base Rent, Additional Rent and all other payments required to be made by Tenant under this Lease without notice (except as otherwise expressly and specifically set forth herein), demand, counterclaim, set-off, deduction, or defense and without abatement (except as otherwise expressly and specifically set forth herein), suspension, deferment, diminution or reduction, free from any charges, assessments, impositions, expenses or deductions of any and every kind of and nature whatsoever. Other than the costs associated with the Landlord Repair Items, all costs, expenses and obligations of every kind and nature whatsoever relating to the Premises and the appurtenances thereto and the use and occupancy thereof that may arise or become due during the Term (whether or not the same shall become payable during the Term of this Lease or thereafter) shall be paid by Tenant, and Landlord is not responsible for any costs, charges, expenses or outlays of any nature whatsoever arising during the Term from or relating to the Premises or the use or occupancy thereof, except for any such costs, charges, expenses or outlays which are the direct result of Landlord’s or Landlord’s Affiliates gross negligence or intentional misconduct. Except for the Landlord Repair Items and any repair, maintenance, or replacement which is necessitated as the direct result of Landlord’s or Landlord’s Affiliates gross negligence or intentional misconduct, Tenant assumes the sole responsibility during the Term for the condition, use, operation, repair, maintenance, replacement of any and all components and systems of, and the underletting and management of, the Premises. It is the purpose and intention of the parties to this Lease that the Base Rent due hereunder shall be absolutely net to Landlord, and Landlord shall have no obligation or responsibility, of any nature whatsoever, to perform any tenant improvements, to provide any services, or to perform any repairs, maintenance or replacements in, to, at, or under the Premises, whether for the benefit of Tenant or any other party, except as expressly set forth herein.

5. Operating Expenses.

(a) Definition of Operating Expenses. The term “Operating Expenses” shall mean all costs, expenses and charges of every kind or nature relating to, or incurred in connection with, the ownership, maintenance and operation of the Premises, including, but not limited to the following: (i) Taxes; (ii) costs of Maintaining the Improvements, (iii) dues, fees or other costs and expenses, of any nature, due and payable to any association or comparable entity that governs or controls any aspect of the ownership and operation of the Premises; and (iv) any common area maintenance expenses levied against, or attributable to, the Premises under any declaration of covenants, conditions and restrictions, reciprocal easement agreement or comparable arrangement that encumbers and benefits the Premises and other real property (e.g. a business park). However, Operating Expenses payable by Tenant hereunder shall not include: (i) Landlord’s income, gift, transfer, estate, succession, inheritance, non-resident or land transfer taxes, (ii) interest on debt or amortization payments on mortgages or deeds of trust or any other debt for money borrowed by Landlord, (iii) costs or expenses of a partnership, or other entity, which constitutes Landlord, which costs or expenses are not directly related to the Premises (such as accounting fees, tax returns, and income taxes of such entity), and (iv) expenses incurred by Landlord that are not directly related to the Premises or its operations including, without limitation, compensation paid to employees of Landlord; however, Operating Expenses shall include those expenses, if any, incurred by Landlord in order to perform or provide any services required of Landlord under this Lease or to provide any services specifically requested by Tenant (including a portion of the compensation paid to employees performing or providing such services, pro-rated to reflect the extent of the employee’s time spent performing or providing such services).

(b) Definition of Taxes. The term “Taxes” shall mean, collectively, all taxes, rates, duties, levies, fees, charges, local improvement rates, imposts charges and assessments, including school taxes, water and sewer taxes, extraordinary and special assessments and all rates, charges, excises or levies, whether or not of the foregoing nature, and whether municipal, provincial, federal, regional, school, parking or otherwise, which may be levied, confirmed, imposed, assessed, charged or rated against the Premises or any part thereof or any furniture, fixtures, equipment or improvements therein, or against Landlord in respect of any of the same or in respect of any rental or other compensation receivable by Landlord and/or the owners of the Premises in respect of the same, including all of such Taxes which may be incurred by or imposed upon Landlord and/or the owners of the Premises or the Premises in lieu of or in addition to the foregoing, including, without limitation, any Taxes on real property rents or receipts as such (as opposed to a tax on such rents as part of the income of Landlord), any Taxes based, in whole or in part, upon the value of the Premises, any commercial concentration or similar levy in respect of the Premises.

(c) Payment of Taxes. Promptly following the Lease Commencement Date, Tenant shall, with Landlord’s assistance, if requested by Tenant and/or required by the applicable governmental authority, notify the appropriate taxing authorities to deliver directly to Tenant all statements and invoices for Taxes, effective as of the Lease Commencement Date. Tenant shall pay to the taxing authority all Taxes prior to the date they become delinquent. As soon as practicable after the payment thereof Tenant shall deliver to Landlord written evidence of each such payment. To the extent that any such Taxes are imposed upon Landlord with regard to Landlord’s ownership of the Premises, at Landlord’s option, Tenant shall either pay such Taxes directly to the taxing authority or reimburse Landlord for such Taxes paid by Landlord. If the Term expires on a day other than the last day of a calendar year, then Tenant’s liability for Taxes for such calendar year shall be apportioned by multiplying the amount of Taxes for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Term, and the denominator of which is 365.

(d) Contest of Taxes. Tenant, at its sole expense, upon at least 10 days’ prior written notice to Landlord but without Landlord’s consent, shall have the right to contest the amount or validity of any Taxes by diligently conducting in good faith an appropriate legal or administrative proceeding, provided that the following conditions are met: (i) the Taxes are paid or the postponement of payment of Taxes, without penalty, as part of such proceeding is permitted by applicable law, (ii) the Premises shall not, by reason of such postponement of payment, or the initiation of such proceeding, be subject to any lien or to forfeiture, sale, or loss, (iii) such proceedings shall not affect or interfere with Tenant’s continued payment of Base Rent or Additional Rent; and (iv) pursuing the contest of Taxes shall not in any way expose Landlord to any criminal or civil liability, penalty or sanction. Tenant further agrees that each such contest shall be promptly and diligently prosecuted to a final conclusion, and Tenant shall pay all judgments, decrees and costs (including any costs incurred by Landlord in cooperating with Tenant’s contest) in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied. In furtherance of the foregoing, Tenant shall indemnify Landlord from and against any Losses in connection with any contesting of Taxes by Tenant (including, without limitation any resulting increases in Taxes applicable to periods outside of the Term). Tenant shall be entitled to any refund received with respect to Taxes relating to the Term that have been paid by Tenant. Tenant’s obligations for Taxes during the Term under this subsection will survive the end of the Term.

(e) Payment of Operating Expenses Generally. Except as specifically and expressly set forth herein, Tenant shall be responsible for any Operating Expenses that are due and payable at any time or from time to time during the Term and for any Operating Expenses that are assessed, become a lien, or accrue and are attributable to any Lease Year, which obligation shall survive the termination or expiration of this Lease. Except as specifically and expressly set forth herein, Tenant shall directly pay, as Additional Rent, on a timely basis and to the appropriate entity, all Operating Expenses. To the extent any Operating Expenses are to be reimbursed to Landlord by Tenant, Tenant shall pay the same in accordance with Section 4(b)(ii) above or as otherwise specially and expressly set forth elsewhere in this Lease.

(f) Survival. The obligations of Tenant to pay Operating Expenses associated with the Term shall survive the expiration and termination of this Lease.

6. Utilities.

(a) Separately Metered Utilities. All Utilities will be separately metered for the Premises and Tenant shall cause all Utilities to be billed directly to Tenant by the applicable providers. To the extent actions are required by Landlord to cause all Utilities to be placed in the name of Tenant, Landlord agrees to use commercially reasonable efforts to perform such actions within ten (10) days after the Lease Date.

(b) Commencement of Payment Obligation. Tenant’s obligation for payment of all Utilities will commence on the earlier of: (i) the Lease Commencement Date; or (ii) Tenant’s actual occupancy of any portion of the Premises. Tenant will establish an account with the Utility provider for each Utility and pay all charges for such Utilities prior to delinquency.

(c) Interruption in Services. Notwithstanding the foregoing, if (i) a utility interruption is caused by the gross negligence or intentional misconduct of Landlord, (ii) remedying the interruption is within Landlord’s reasonable control, (iii) Tenant cannot reasonably operate for business from the Premises as a result of such interruption and, in fact, ceases operations from the Premises during such interruption, and (iv) Landlord does not remedy the interruption within five (5) days following notice from Tenant, then, as Tenant’s sole and exclusive remedy, Rent shall abate on a day-for-day basis beginning on the sixth (6th) day following Tenant’s notice until such time as Landlord has remedied the interruption in services.

7. Maintenance and Repairs.

(a) Landlord Responsibility. Landlord at its sole cost and expense shall Maintain the roof, foundation (i.e., beneath the floor slab) and the structural walls of the Building (collectively, the “Landlord Repair Items”) in good repair and condition except for reasonable wear and tear; except that any repairs occasioned by the negligence or intentional misconduct of Tenant shall be at the sole expense of Tenant. Furthermore, Landlord shall be responsible for any repair or replacement necessitated by Landlord’s gross negligence or intentional misconduct, and the item which is the subject of any such repair or replacement shall automatically be deemed to constitute a Landlord Repair Item.

(b) Tenant Responsibility. Except for the Landlord Repair Items, Tenant, at Tenant’s sole cost and expense, shall promptly make all repairs, perform all maintenance, and make all replacements in and to the Premises (including without limitation, all interior and exterior, non-structural, landscaping and systems maintenance; repairs and replacements) that are necessary or desirable to keep all aspects of the Premises in good condition and repair, in a clean, safe and tenantable condition, except for reasonable wear and tear, and otherwise in accordance with all Governmental Requirements and the requirements of this Lease (as the context permits or requires, “Maintain” or “Maintenance”). Except for the Landlord Repair Items, Tenant shall Maintain all improvements, fixtures, equipment and Personal Property located in, or serving, the Premises in clean, safe and sanitary condition, shall take good care thereof and make all required repairs and replacements thereto as and when necessary. Without limiting the foregoing, Tenant shall Maintain all drives, sidewalks, parking areas, dock areas and Dock Equipment, external stairwells and landscaping on the Premises in a clean condition, free of accumulations of dirt, trash, snow and ice.

(c) Specific Tenant Maintenance Requirements. In connection with Tenant’s Maintenance of the HVAC Systems and Dock Equipment (and any obligations relating to maintaining stormwater facilities or other aspects of the Premises to the extent required by Governmental Requirements, as well as satisfying any associated reporting requirements) (“Preventative Maintenance Items”):

i.) Preventative Maintenance Contracts. During the Term, Tenant will, at its expense, maintain in full force and effect a service contract for the maintenance of the Preventative Maintenance Items; each with an entity reasonably acceptable to Landlord (the “Preventative Maintenance Contracts”); provided however, that for new equipment, the Preventative Maintenance Contract must be maintained with the contractor that installed it for the amount of time which is the lesser of two (2) years after the date of installation and the length of the warranty provided by the installing contractor. The Preventative Maintenance Contract for the Dock Equipment must provide for at least one (1) preventative maintenance service call per year and the Preventative Maintenance Contract for the HVAC Systems must provide for at least two (2) preventative maintenance service calls per year. If Tenant elects to terminate a Preventative Maintenance Contract (or to allow it to expire by its terms), Tenant will deliver to Landlord a copy of the replacement Preventative Maintenance Contracts at least 30 days prior to the termination of the existing Preventative Maintenance Contract. Tenant will promptly deliver to Landlord a copy of any reports issued to (or by) Tenant in connection with its obligations set forth in this subsection (c).

ii.) Failure to Carry Preventative Maintenance Contracts. If Tenant fails to comply with its obligations in subsection (i) above, Landlord shall have the right to enter into the applicable Preventative Maintenance Contract on Tenant’s behalf, and Tenant will reimburse Landlord, as Additional Rent, for 110% of Landlord’s reasonable costs actually incurred in connection entering into and maintaining such Preventative Maintenance Contract. An exercise by Landlord of its rights under this subsection (ii) will not be deemed to be in lieu of its other remedies for the associated default by Tenant, or to otherwise relieve Tenant of its obligations to keep the applicable Preventative Maintenance Items in good condition and repair.

(c) Landlord Limitation of Responsibility and Liability.

i.) No Services. Except as specifically provided for in this Lease, Tenant shall be solely responsible for Maintaining the Premises and Landlord will be responsible for no other services whatsoever.

ii.) Notice and Right to Cure. Tenant shall give Landlord prompt written notice of any defects or material damage to the Premises. Notwithstanding anything to the contrary contained herein, Landlord shall have the right, but not the obligation, to perform Tenant’s obligations hereunder, which have not been performed by Tenant as required hereunder, and to charge Tenant as Additional Rent for all reasonable costs and expenses actually incurred in connection therewith, plus an amount equal to five percent (5%) of such costs and expenses. If Landlord does undertake any such obligations, will not be liable for inconvenience, annoyance, disturbance or other damage to Tenant by reason of Landlord making any repairs or the performance of work at the Premises or on account of bringing materials, supplies and equipment into or through the Premises during the course thereof; provided, however, that Landlord will use reasonable efforts not to disturb or otherwise interfere with Tenant’s operations at the Premises in making such repairs or performing such work.

iii.) No Obligation of Landlord. Nothing herein implies any duty of Landlord to do any work required of Tenant under this Lease, but the performance of any such work by Landlord will not constitute a waiver of Tenant’s default in failing to perform it.

iv.) Limitation of Liability. Except as set forth in Section 6(c), Landlord will not be liable to Tenant or to any other person for any damage: (A) occasioned by failure in any Utility system or by the bursting or leaking of any vessel or pipe in or about the Premises; (B) occasioned by water coming onto the Premises or into the Building; or (C) arising from the acts or negligence of occupants of adjacent property or the public.

8. Use of Premises.

(a) Permitted Use. Tenant will use the Premises: (i) solely for the Permitted Use and (ii) in compliance with applicable Governmental Requirements.

(b) Tenant’s Specific Use. Landlord makes no representation or warranty that Tenant’s use of the Premises is permitted by Governmental Requirements.

(c) No Liens. Subject to Section 16(b), Tenant will not permit liens of any nature to attach or exist against the Premises.

(d) No Nuisance or Trespass. Tenant will not allow or permit any vibration, noise, odor, light or other effect to occur within or around the Premises that could constitute a legal nuisance or trespass with respect to any adjoining property or building or its owners or users.

9. Insurance.

(a) Insurance Coverages Maintained by Tenant. From and after the Lease Date, Tenant will carry and maintain (or cause to be maintained), at its sole cost and expense, the following insurance coverages:

Policy	Minimum Coverage Limits	Terms
Commercial General Liability	Primary: $1,000,000 per occurrence, $2,000,000 aggregate.

• Must be written on an occurrence (not claims made) basis.

• Includes Broad Form Contractual Liability coverage or reasonable equivalent thereto.

• Must cover Premises and Tenant’s use thereof.

• Extends to liability of Tenant arising out of indemnities by Tenant in Section 10.

Commercial Auto Liability	$1,000,000 per occurrence combined single limit.	• Must cover operations of all owned, hired and non-owned vehicles.
Workers Compensation	As required by statute in state where Premises is located.	• Must include a waiver of subrogation provision in favor of Landlord, any lender of Landlord, and any property manager designated by Landlord.
Employer’s Liability	$1,000,000 per accident or illness, per employee and policy limit.	• Must include a waiver of subrogation provision in favor of Landlord, any lender of Landlord, and any property manager designated by Landlord.
“Following Form” Excess Liability	$10,000,000 per occurrence, $10,000,000 aggregate, per policy year.
Special Form Property Insurance	Premises, Improvements, Trade Fixtures and Personal Property: 100% of the full replacement value from time to time during the Term.

• Must include terrorism coverage and coverage for the perils of earthquake and flood, regardless of quake or flood zone.

• Deductible must not exceed $50,000/occurrence.

• With respect to Special Form Property Insurance for all items other than Personal Property and trade fixtures, Landlord shall be named loss-payee.

• Coverage shall be on a “replacement cost” basis for full value, with no coinsurance relating to coverage associated with the Improvements

Business Interruption Insurance	Business interruption insurance, including extra expense insurance, in such amounts from time to time as necessary to fully compensate Tenant for direct or indirect loss of sales or earnings and extra expenses incurred resulting from or attributable to any of the perils required to be insured against under the applicable policies referred to above and all circumstances usually insured against by prudent tenants including losses resulting from interference with or prevention of access to the Premises as a result of such perils or for any other reason. The amount of business interruption insurance shall not exceed twelve (12) months.

Landlord reserves the right to require Tenant to procure insurance in commercially reasonable amounts and against such other risks as may be customarily insured from time to time during the Term by prudent owners of similar properties.

(b) Insurance Requirements. All policies of the insurance provided for in Section 9(a) must be issued in form reasonably acceptable to Landlord and must:

i.) Insurance Rating: be issued by insurance companies: (1) with a rating of not less than “A”; (2) having a financial size of not less than Class X in the most current available “Best’s Insurance Reports”; and (3) licensed to do business in the state in which the Building is located.

ii.) Additional Insureds: name Landlord, Landlord’s property manager, Lender and any other party reasonably designated by Landlord, as an additional insured on a primary and non-contributory basis, with the exception of Worker’s Compensation, Employer’s Liability and Special Form Property Insurance on trade fixtures and Personal Property.

iii.) Certificate of Insurance: be delivered to Landlord through a certificate of insurance on an Acord form 25, 27, or 28, as applicable, evidencing the required lines of coverage, insurance limits and coverage endorsements set forth in this Lease, and otherwise in a form acceptable to Landlord, prior to the Lease Commencement Date or any earlier entry into the Premises by Tenant or Tenant’s Affiliates and thereafter at least 30 days prior to the expiration of each such policy, and, as often as any such policy expires. Renewal or additional policies must be procured and maintained by Tenant in like manner and to like extent.

iv.) Notice of Cancellation: contain a provision that the insurer will give to the first named insured at least 30 days advance written notice of policy cancellation for reasons other than non-payment of premium and ten (10) days advance written notice of policy cancellation for non-payment of premium. Furthermore: (1) if Tenant intends to provide substitute coverage or change its insurance carrier, Tenant will give to Landlord at least 30 days advance written notice of any such substitution or change; and (2) Tenant will provide to Landlord, within three (3) days after receipt, a copy of any notice of cancellation or change of coverage sent to Tenant by any carrier providing any of the insurance policies provided by Tenant pursuant to this Section 9.

(c) Failure to Maintain Insurance. If Tenant fails to maintain the insurance coverage required by this Section 9, then Landlord may, in addition to its other remedies, upon seven (7) days advance written notice to Tenant (unless such coverage will lapse, in which event no such notice will be necessary), procure such policies of insurance and Tenant will promptly pay Landlord 110% of the cost of such policies as Additional Rent.

(d) Mutual Release; Waiver of Subrogation.

i.) Mutual Release. Notwithstanding anything to the contrary contained in this Lease, Landlord hereby releases Tenant, and Tenant hereby releases Landlord, Lender and Tenant’s and Landlord’s respective partners, principals, members, officers, shareholders, directors, agents, employees and affiliates from any and all liability for loss, damage or injury to the property of the other, whether located in or about the Premises or elsewhere, including any loss or damage caused or alleged to be caused by the negligence of the party against whom claims are waived, which results from an event which is covered by insurance actually carried and in force at the time of the loss (or which would have been covered but for a failure to maintain insurance coverage that was required to be maintained under this Lease) by the party sustaining such loss.

ii.) Waiver of Subrogation. Each of Landlord and Tenant hereby waives all rights of subrogation of its insurers and will cause its insurance policies to be endorsed such that said waiver of subrogation does not affect the right of the insured to recover thereunder.

(e) Landlord Insurance. Landlord may carry commercial general liability insurance, contingent property insurance, and any other insurance reasonably required by Lender from time-to-time (collectively, “Landlord Insurance”), and Tenant will reimburse Landlord for the actual, reasonable costs of Landlord Insurance when invoiced for same, as Additional Rent.

10. Indemnity.

(a) Waiver. Except to the extent caused by Landlord’s gross negligence or intentional misconduct, Landlord, its affiliates, partners, officers, directors, members, trustees, employees, agents and Lenders shall have no liability for, and shall not assume any liability or responsibility with respect, to the conduct or operation of the business to be conducted on the Premises and shall have no liability for any claim of loss of business or interruption of operations, or any consequential damages or indirect losses whatsoever. Any motor vehicles, parts, goods, furnishings, fixtures, property or personal effects placed or stored in or about the Premises shall be at the sole risk of Tenant, and Landlord, its affiliates, employees and agents shall not be responsible or liable for such property unless the same is damages due to the gross negligence or intentional misconduct of Landlord. To the fullest extent permitted by law, Tenant waives (and will cause Tenant’s Affiliates to waive), subject to the terms set forth in this Section 10(a), all claims against Landlord arising from any liability described in this Section 10(a).

(b) Indemnity.

i.) Tenant’s Indemnity. Tenant shall indemnify, defend upon request and hold Landlord, its affiliates, partners, officers, directors, members, trustees, employees, agents and Lenders harmless from and against, all demands, causes of action, judgments, costs, damages, claims, liabilities, expenses (including Legal Costs, disbursements and actual costs), losses, penalties and court costs suffered by or claimed against any of them, directly or indirectly, to the extent based on or arising out of, in whole or in part: (a) the use, condition, operation, maintenance, repair, alteration, and occupancy of the Premises or the business conducted therein or therefrom, (b) any act, omission, negligence or willful misconduct of Tenant or Tenant’s Affiliates, (c) subject to the terms set forth in Section 14, contamination of the Premises or the ground waters thereof, any discharge of toxic or hazardous sewage or waste materials from the Premises into any septic facility or sewer system, or release or existence of Hazardous Materials on the Premises (irrespective of whether there has occurred a violation thereof) relating to the Premises, (d) any breach, violation or nonperformance by Tenant or any person claiming under Tenant or Tenant’s Affiliates of any of the terms, provisions, representations, warranties, covenants or conditions of this Lease on Tenant’s part to be performed, including without limitation, the failure to comply with Governmental Requirements, (e) easements or other agreements entered into by Landlord at the request of Tenant following the Lease Date, and (f) any accident, injury, death or damage to the person, property or business of Tenant or Tenant’s Affiliates, or any other person that shall happen at, in, upon, or arising out of the Premises, however occurring. Landlord need not have first paid any such claim to be so indemnified and held harmless by Tenant. Tenant, upon written notice from Landlord, shall defend any claim against Landlord at Tenant’s sole expense, using legal counsel reasonably satisfactory to Landlord.

ii.) Landlord’s Indemnity. Landlord shall indemnify, defend upon request and hold Tenant, its affiliates, partners, officers, directors, members, trustees, employees, agents and Lenders harmless from and against, all demands, causes of action, judgments, costs, damages, claims, liabilities, expenses (including Legal Costs, disbursements and actual costs), losses, penalties and court costs suffered by or claimed against any of them: (i) directly or indirectly, to the extent based on or arising out of, in whole or in part, the gross negligence or willful misconduct of Landlord or Landlord’s Affiliates or (ii) to the extent arising from any claims brought by third-parties against Tenant which are predicated on conduct (or failure to take action) by Landlord which constitutes breach, violation or nonperformance by Landlord or Landlord’s Affiliates of any of the terms, provisions, representations, warranties, covenants or conditions of this Lease on Landlord’s part to be performed. Landlord, upon written notice from Tenant, shall defend any such claim against Tenant at Landlord’s sole expense, using legal counsel reasonably satisfactory to Tenant.

(c) Survival. This Section 10 will survive the Expiration Date with respect to any damage, bodily or personal injury, illness or death occurring prior to the Expiration Date.

11. Tenant’s Trade Fixtures.

(a) Installation. Tenant may install trade fixtures within the Building; provided that if the installation of such trade fixtures does not satisfy the criteria of Non-Approval Tenant Alterations, then the installation shall be subject to the prior written approval of Landlord, which will not be unreasonably withheld, delayed or conditioned.

(b) Removal. Tenant, at its expense, will remove all of its trade fixtures from the Premises by the end of the Term; provided, however, that Tenant will comply with the Rules and Regulations and applicable Governmental Requirements in performing such removal and will repair any damage caused by the installation or removal of all trade fixtures.

12. Signs.

(a) Exterior Walls. Except for the signage already installed and currently existing as of the Lease Date, no sign, advertisement or notice will be installed or displayed on the windows or exterior walls of the Building or on any exterior portion of the Premises, without the prior written approval of Landlord (not to be unreasonably withheld, conditioned or delayed).

(b) Removal of Signs. Tenant, at its expense, will remove all of its signs from the Premises by the Expiration Date; provided, however, that Tenant will comply with the Rules and Regulations and applicable Governmental Requirements in performing such removal and will repair any damage caused by the installation or removal of its signs.

13. Governmental Requirements.

(a) Compliance with Governmental Requirements. Tenant, at Tenant’s expense, will promptly comply with all Governmental Requirements relating to the Premises and/or Tenant’s use of all portions thereof.

(b) Notices. Tenant will promptly send to Landlord a copy of any written notice received by Tenant alleging a failure to comply with Governmental Requirements or purporting to require a Code Modification.

14. Environmental Matters.

(a) Compliance with Laws. Tenant will cause all activities at the Premises to be conducted in compliance with Environmental Laws.

(b) Permits. Tenant covenants that it will obtain prior to the Lease Commencement Date, all permits, licenses or approvals required by any applicable Environmental Laws necessary for Tenant’s operation of its business at the Premises.

(c) Use of Hazardous Substances. Tenant will not cause or permit any Hazardous Substances to be brought upon, kept or used at the Premises without the prior written approval of Landlord; provided that the approval of Landlord will not be required for the use of cleaning supplies, toner for photocopying machines and other similar materials, in containers and quantities reasonably necessary for and consistent with ordinary office use or routine janitorial service.

(d) Release of Hazardous Substances. In any event, Tenant will not cause or permit the release of any Hazardous Substances into the air, water or land, or into the Premises in any manner that violates any Environmental Laws.

(e) Remediation. If such release by Tenant of any Hazardous Substances occurs during the Term, Tenant will do the following:

i.) Contain and Control: take all steps reasonably necessary to contain and control such release and any associated Contamination;

ii.) Investigate and Clean-Up: investigate and clean up or otherwise remedy such release and any associated Contamination to the extent required by, and take any and all other actions required under, applicable Environmental Laws; and

iii.) Notify: notify and keep Landlord reasonably informed of such release and response.

(f) Hazardous Activities. In any event, Tenant will not cause or permit the following:

i.) Regulated Facility: any activity which would cause the Premises to become subject to regulation as a hazardous waste treatment, storage or disposal facility under applicable Environmental Laws (including, without limitation, RCRA);

ii.) Storm Sewer: the discharge of Hazardous Substances into the storm sewer system serving the Premises; or

iii.) UST: the installation of any underground storage tank or underground piping on or under the Premises.

(g) Environmental Indemnity.

i.) General Indemnification. Except to the extent caused by Landlord’s intentional misconduct or gross negligence, Tenant will indemnify Landlord and hold Landlord harmless from and against any and all expense, loss, and liability suffered by Landlord, by reason of the storage, generation, release, handling, treatment, transportation, disposal, or arrangement for transportation or disposal, of any Hazardous Substances at the Premises by any party other than Landlord or Landlord’s Affiliates at any time during the Lease Term or by reason of Tenant’s breach of any of the provisions of this Section 14. Tenant’s indemnification obligations hereunder expressly exclude any acts or omissions for time periods prior to the Lease Date. Except to the extent caused or exacerbated by Tenant’s intentional misconduct or gross negligence, Landlord will indemnify Tenant and hold Tenant harmless from and against any and all expense, loss, and liability suffered by Tenant by reason of the storage, generation, release, handling, treatment, transportation, disposal, or arrangement for transportation or disposal, of any Hazardous Substances at the Premises (i) by any party at any time prior to the Lease Term; or (ii) by Landlord or Landlord’s Affiliates at any time during the Lease Term; or (iii) by reason of Landlord’s or Landlord’s Affiliates breach of any of the provisions of this Section 14.

ii.) Expenses, Losses and Liabilities. Expenses, losses and liabilities, as referenced in Section 14(g)(i), will include, without limitation, the following:

A. Compliance: Landlord expenses to comply with any Environmental Laws the violation of which was caused by Tenant or Tenant’s Affiliates following the Lease Date;

B. Studying or Removing: costs that Landlord may incur in studying, remedying, removing, disposing or otherwise addressing any Contamination or Hazardous Substances at or arising from the Premises following Tenant’s refusal to perform the same (or to the extent required to be performed by Landlord under Environmental Laws);

C. Penalties: fines, penalties or other sanctions and any liens or claims, including but not limited to natural resource damages claims, assessed upon Landlord; and

D. Professional Fees: reasonable legal and professional fees and costs incurred by Landlord in connection with the foregoing.

iii.) Survival. The indemnity contained in this Section 14(g) will survive the Expiration Date.

15. AS-IS. Tenant acknowledges and agrees that Landlord shall deliver the Premises “AS IS” and occupancy shall begin on the Lease Commencement Date without any other conditions precedent including, without limitation, Landlord performing any work in or around the Premises.

16. Tenant Alterations.

(a) Alteration Process.

i.) Approval Required. Tenant will not make or allow any alterations to any part of the Premises (each a “Tenant Alteration”), without first obtaining on each occasion Landlord’s prior written approval which shall not be unreasonably withheld, conditioned or delayed. As part of its approval process, Landlord may require that Tenant submit plans and specifications and provide a schedule of values related to the proposed Tenant Alteration. Promptly after completion of any Tenant Alterations other than Non-Approval Tenant Alterations (defined below), Tenant will deliver Landlord, to the extent available, the as-built construction drawings for the Tenant Alterations to Landlord in the format reasonably requested by Landlord.

ii.) No Approval Required. Notwithstanding the foregoing, Landlord’s prior written approval shall not be required for interior Tenant Alterations that (“Non-Approval Tenant Alterations”):

(1)	are non-structural,

(2)	do not result in floor penetrations or affect the roof,

(3)	do not affect the mechanical, plumbing, HVAC, electrical or safety systems serving the Building or Premises,

(4)	do not require the filing of plans and specification with any governmental or quasi-governmental agency or authority or require a building permit,

(5)	do not reduce the value or utility of the Building, and

(6)	unless the alterations are purely decorative in nature (for example, painting or installation of floor and wall covering) and do not cost more than $50,000.00 for any one such alteration, or more than $150,000.00 for all such alterations in the aggregate. Except for Non-Approval Tenant Alterations, if Landlord’s approval is not obtained, Tenant shall, at Landlord’s request remove all such alterations and repair and restore the Premises to good condition and repair.

ii.) Standard for Tenant Alterations. All Tenant Alterations will be performed in accordance with all applicable Governmental Requirements and in a good and workmanlike manner with first-class materials.

iii.) Tenant Insurance. Tenant will maintain (and will require its contractors to maintain) insurance reasonably satisfactory to Landlord during the construction of all Tenant Alterations.

iv.) Removal of Tenant Alterations. At Landlord’s election, Tenant will, at its sole cost and expense and by the end of the Term, remove the Tenant Alterations and repair and restore the Premises to good condition and repair. Landlord shall provide Tenant with notice of its election for Tenant to remove the Tenant Alterations at the time Landlord approves the same; provided, that (i) Tenant’s request for Landlord’s approval to the applicable Tenant Alteration specifically includes a request that Landlord determine whether removal of such Tenant Alteration will be required at the end of the Term; and (ii) in the event of Non-Approval Tenant Alterations, Landlord shall endeavor to provide Tenant with notice of its election at least six (6) months prior to the Expiration Date.

v.) Surrender of Tenant Alterations. Except as otherwise provided in Section 11 and in this Section 16, all Tenant Alterations and all other property installed on the Premises by or on behalf of Tenant will immediately upon installation become the property of Landlord and will be surrendered to Landlord on the Expiration Date unless Tenant is required, or elects, to remove the same.

(b) No Liens.

i.) General Prohibition. Tenant will not permit any lien on account of labor, material or services furnished in connection with work of any character performed or claimed to have been performed at the Premises.

ii.) Discharge of Liens. If any lien is filed against the Premises, Tenant will discharge such lien by payment or bonding within twenty (20) days after Tenant has actual knowledge of the existence of the lien.

iii.) Landlord Cure Right. If Tenant fails to timely discharge such lien in accordance with Section 16(b)(ii), Landlord may, without investigation of the validity of the lien claim (and in addition to any other rights and remedies), discharge such lien and Tenant will reimburse Landlord upon demand for all charges, costs and expenses actually incurred by Landlord in connection therewith, including, without limitation, Legal Costs.

iv.) No Implied Consent. Nothing contained in this Lease will be construed as a consent or authorization by Landlord to allow any person claiming through or under Tenant to file or otherwise subject the Premises to any lien or claim of any nature under any law.

(c) General Indemnification. Tenant will indemnify Landlord against, hold Landlord harmless from, and defend Landlord and the Premises against (with legal counsel acceptable to Landlord) all expenses, charges, liens, claims, liabilities and costs which may arise out of any Tenant Alterations including, without limitation, bond premiums for release of liens and Legal Costs and/or the filing of any liens, judgments, or encumbrances in connection therewith, or a failure by Tenant to meet its obligations under this Section 16.

(d) Survival. Tenant’s obligations set forth in this Section 16 shall expressly survive termination of the Lease.

17. Fire and Other Casualty.

(a) Substantial Casualty. If: (i) in the commercially reasonable determination of Landlord the Premises should be totally destroyed by fire or other casualty, or if in the commercially reasonable determination of Landlord the Premises should be damaged so that rebuilding cannot reasonably be completed substantially within twelve (12) months after Landlord’s receipt of written notification by Tenant of the destruction, or (ii) the Premises are damaged or destroyed by casualty not covered by Landlord’s insurance, or (iii) if any lender or other party entitled to insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Premises, then Landlord will give written notice to Tenant of such determination (the “Notice of Right to Terminate”) within 60 days after such casualty. If Landlord issues a Notice of Right to Terminate, either Landlord or Tenant may terminate this Lease by giving written notice to the other within twenty (20) days after Landlord’s delivery of the Notice of Right to Terminate, in which case this Lease shall terminate effective as of the date of the written termination notification and neither party shall have any further obligations under this Lease except for those which expressly survive termination of this Lease.

(b) Partial Casualty. If following damage or destruction to the Premises by fire or other casualty, this Lease is not terminated pursuant to Section 17(a) hereof, this Lease shall not terminate, and Landlord shall proceed, to the extent of insurance proceeds actually received by Landlord after the exercise by any mortgagee of the Premises of an option to apply proceeds against Landlord’s debt to such mortgagee, with reasonable diligence to rebuild or repair the Building or other improvements to substantially the same conditions in which they existed immediately preceding the casualty date. If the Premises are to be rebuilt or repaired and are untenantable in whole or in part following the damage, and the damage or destruction was not caused or contributed to by act or negligence of Tenant, its agents, employees, invitees or those for whom Tenant is responsible, the Base Rent payable under this Lease during the period for which the Premises are untenantable until the Premises are returned to the condition that existed as of the Commencement Date shall be reduced to an amount determined by multiplying the Base Rent that would otherwise be payable but for this provision by the ratio that the portion of the Premises not rendered untenantable bears to the total net rentable area of the Premises prior to the casualty. Landlord’s obligation to rebuild or restore under this Section shall be limited to restoring the Premises to substantially the condition in which the same existed prior to the casualty, exclusive of improvements for which Tenant is responsible, and Tenant shall, promptly after the completion of such work by Landlord, proceed with reasonable diligence and at Tenant’s sole cost and expense to restore those improvements for which Tenant is responsible to substantially the condition in which the same existed prior to the casualty and to otherwise make the Premises suitable for Tenant’s use. If Landlord fails to substantially complete the necessary repairs or rebuilding within twelve (12) months after Landlord’s receipt of written notification by Tenant of the destruction (the “Outside Restoration Date”), then Tenant may terminate this Lease by giving written notice to Landlord within twenty (20) days after the expiration of the twelve (12) month rebuilding period, in which case this Lease shall terminate effective as of the date of the written termination notification and neither party shall have any further obligations under this Lease except for those which expressly survive termination of this Lease; provided, however, that: (i) the Outside Restoration Date will be extended on a day-for-day basis for each day of Tenant Delay; and (ii) the following provision shall apply: If at any time Landlord reasonably determines that it will not be able to cause completion of the restoration work by the Outside Restoration Date, then Landlord shall have the right to request a reasonable extension of the Outside Restoration Date by written notice to Tenant (the “Outside Restoration Date Extension Request”). Tenant shall have a period of 10 days after delivery of the Outside Restoration Date Extension Request to respond in writing to Landlord that it either (1) approves the Outside Restoration Date Extension Request, in which case the Outside Restoration Date shall be automatically extended for the period of time requested by Landlord in the Outside Restoration Date Extension Request or (2) rejects the Outside Restoration Date Extension Request (“Outside Restoration Date Extension Rejection”). Failure by Tenant to timely respond in the manner requested by Landlord will be deemed an Outside Restoration Date Extension Date Rejection. In the event of an Outside Restoration Date Extension Date Rejection, either party shall have the right to terminate this Lease within 5 business days after delivery by Tenant of the Outside Restoration Date Extension Rejection (or the last day of the above-referenced 10-day period if Tenant does not respond at all). If neither party terminates this Lease within such 5-business day period, then the Outside Restoration Date will not be deemed to be extended, the Lease will remain in effect, and Tenant shall continue to have the right to terminate this Lease if Landlord does not cause the completion of the restoration work by the Outside Restoration Date. During any period in which Landlord is restoring the Premises in accordance with this Section 17, Rent shall equitably abate in proportion to the portion of the Premises which is untenable as a result of the fire or other casualty until Landlord’s restoration is complete.

(c) Insurance Proceeds. Landlord’s obligation to rebuild and repair under this Section 17 shall in any event be limited to restoring the structural elements of the Premises to substantially the condition in which the same existed immediately prior to the casualty, and shall be further limited to the extent of the insurance proceeds available to Landlord for such restoration.

(d) Restoration Process. Tenant shall deliver to Landlord for Landlord’s approval the plans and specifications relating to the restoration for which Tenant is responsible, as well as a schedule setting forth the estimated periodic draws for such work. Upon Landlord’s approval thereof, Tenant will begin such restoration and will prosecute the same to completion with diligence and in accordance with the same requirements relating to Tenant Alterations.

(e) Survival. The provisions of this Section 17 shall expressly survive termination of the Lease.

18. Condemnation.

(a) Total Condemnation.

i.) Termination of Lease. If a material portion of the Building is Condemned and the remaining portion thereof is not usable by Tenant for the Permitted Use (as reasonably determined by both Landlord and Tenant), or if the entirety of the Building is Condemned, this Lease will terminate as of the earlier of the date (the “Condemnation Date”) that: (A) title to the condemned real estate vests in the condemnor; and (B) Tenant is deprived of possession of the Building as a result of the Condemnation.

ii.) Apportionment of Rent. In such event: (A) the Rent will be apportioned and paid in full by Tenant through the Condemnation Date; (B) all Rent prepaid for periods beyond the Condemnation Date will be repaid by Landlord to Tenant; and (C) neither party will have any liability hereunder after the Condemnation Date, except that any obligation or liability of either party, actual or contingent, under this Lease which has accrued on or prior to such Condemnation Date will survive.

(b) Partial Condemnation.

i.) Restoration of Premises. If only part of the Premises is Condemned and this Lease does not terminate pursuant to Section 18(a), Landlord will restore any resulting damage to portions of the Improvements to a condition as nearly comparable as reasonably practicable to the condition thereof immediately prior to the Condemnation (“Condemnation Restoration”).

ii.) Rent Adjustment. There will be an equitable adjustment to the Rent based on the actual loss of use of the Building suffered by Tenant from a partial Condemnation described in Section 18(b)(i).

(c) Award.

i.) Award for Taking. Landlord will receive the entire award in any proceeding with respect to any Condemnation, without deduction therefrom for any estate vested in Tenant by this Lease, and Tenant will receive no part of such award (except to the extent disbursed in connection with Condemnation Restoration pursuant to subsection (iii) below).

ii.) Tenant Claim. Nothing contained herein will be deemed to prohibit Tenant from making a separate claim against the condemnor, to the extent permitted by law, for the value of Tenant’s moveable trade fixtures, machinery and moving expenses, provided that the making of such claim does not diminish Landlord’s award. Except as aforesaid, Tenant hereby waives all claims against Landlord and all claims against the condemnor, and Tenant hereby assigns to Landlord all claims against the condemnor including, without limitation, all claims for leasehold damages and diminution in the value of any leasehold interest.

19. Tenant’s Default.

(a) Event of Default. The occurrence of any of the events listed below will constitute an “Event of Default” of Tenant under this Lease.

i.) Failure to Pay Rent. Tenant fails to pay Base Rent or any Additional Rent when due, and such failure continues for more than five (5) days after Landlord gives written notice to Tenant of such failure;

ii.) Repeated Failure to Pay Rent. Tenant fails to pay Base Rent or any Additional Rent when due more than two (2) times in any period of 12 months, notwithstanding that such payments have been made within the applicable cure period;

iii.) Governmental Requirements/Environmental Compliance. Tenant fails to comply with Section 14 of this Lease, and such failure continues for more than ten (10) days after Landlord gives Tenant written notice of such failure. Notwithstanding the foregoing, if, a longer amount of time is reasonably necessary due to the nature of the actions required under Section 14 of this Lease, then Tenant shall promptly commence such actions within ten (10) days after Landlord gives Tenant written notice of such failure and Tenant shall provide written notice to Landlord with Tenant’s reasonable estimate of the time needed to comply with the requirements of Section 14 of this Lease and thereafter Tenant shall diligently pursue to completion all actions necessary to comply with Section 14 of this Lease.

iv.) Failure to Discharge Lien. Tenant fails to discharge any lien against the Premises in accordance with Section 16(b);

v.) Failure to Maintain Insurance. Tenant fails to maintain in force all policies of insurance required by this Lease or fails to provide Landlord with evidence of such insurance, and either of such failures continues for more than seven (7) business days after Landlord gives Tenant written notice of such failure;

vi.) Bankruptcy. (A) Tenant or any guarantor of this Lease is bankrupt (which, in the case of an involuntary proceeding, is not permanently discharged, dismissed, stayed, or vacated, as the case may be, within 60 days of commencement); (B) a receiver, custodian, or trustee is appointed for the Premises or for all or substantially all of the assets of Tenant or of any guarantor of this Lease, which appointment is not vacated within 60 days following the date of such appointment; or (C) Tenant or any guarantor of this Lease becomes insolvent or makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors.

vii.) Holdover. Subject to Section 27(c)(ii) Tenant fails to vacate the Premises on or before the Expiration Date, in accordance with Section 27(b) (no notice-and-cure right is afforded in connection with a Holdover); or

viii.) Other Default. Tenant fails to perform or observe any other term of this Lease and such failure continues for more than 30 days after Landlord gives Tenant written notice of such failure, or, if such failure cannot be corrected within such 30 day period, if Tenant does not commence to correct such default within said 30 day period and thereafter diligently prosecute the correction to completion within a reasonable time (but in no event later than 90 days after Landlord’s notice of default).

(b) Landlord’s Remedies. Upon the occurrence of any Event of Default, at Landlord’s option, without any demand or notice whatsoever (except as expressly required in this Section 19) Landlord may enforce any of the following remedies:

i.) Termination of Lease: Landlord may give Tenant notice of termination, in which event this Lease will terminate on the date specified in such notice (which date shall comply with all applicable laws) and all rights of Tenant under this Lease and to the Premises will terminate, and:

A. Tenant Remains Liable: Tenant will remain liable for all obligations under this Lease arising up to the date of such termination.

B. Surrender of Premises: Tenant will surrender the Premises to Landlord on the date specified in such notice.

ii.) Termination of Lease with Recovery of Damages:

A. Termination Right; Calculation of Damages: Landlord may terminate this Lease as provided in Section 19(b)(i) and recover from Tenant all damages Landlord actually incurs, or is reasonably likely to incur, by reason of Tenant’s default, including, without limitation, an amount which, at the date of such termination, is calculated as follows (and which will be immediately due and payable):

1. Lost Rental Value: the positive difference, if any, of: (a) the Base Rent, Additional Rent and all other sums which would have been payable hereunder by Tenant for the period commencing with the day following the date of such termination and ending with the scheduled Expiration Date had this Lease not been terminated (the “Remaining Term”), minus (b) the aggregate reasonable rental value of the Premises for the Remaining Term (which positive difference, if any will be discounted to present value at the Treasury Yield for the Remaining Term); plus

2. Landlord Expenses: the costs of recovering possession of the Premises and all other expenses actually incurred by Landlord due to Tenant’s default, including, without limitation, Legal Costs, expenses of preparing the Premises for re-letting, repairs, unamortized balance of the Landlord’s Work Allowance or Tenant’s Work Allowance, any abated rent, and brokers’ commissions (the “Default Damages”); plus

3. Unpaid Rent: the unpaid Base Rent and Additional Rent owed as of the date of termination plus any interest and late fees due hereunder, plus other amounts owing on the date of termination by Tenant to Landlord under this Lease or in connection with the Premises.

iii.) Repossession of Premises.

A. Landlord Repossession of Premises. Without terminating this Lease, in its own name but as agent for Tenant, Landlord may enter into and upon and take possession of the Premises or any part thereof.

B. Removal of Tenant Property. Any property remaining in the Premises may be removed and stored at the cost of, and for the account of, Tenant without Landlord becoming liable for any loss or damage which may be occasioned thereby unless caused by Landlord’s willful misconduct or gross negligence.

C. Right to Relet. Thereafter, Landlord shall use commercially reasonable efforts and endeavor to lease to a third party the Premises or any portion thereof upon such terms and conditions as Landlord may deem or desirable in order to relet the Premises, but without relieving Tenant of its liability; provided, however, that Landlord’s obligations under this subsection shall be deemed satisfied so long as Landlord notifies a real estate broker that the Premises has or will soon thereafter come available for leasing and that Landlord desires to relet the Premises upon the Premises becoming available.

D. Right to Terminate. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for any such previous default, provided same has not been cured.

iv.) Other Remedies: Landlord may pursue such other remedies as are available at law or equity; provided, however, that Tenant shall not be liable for special, consequential or punitive damages, except to the extent arising under Section 14 (Environmental Matters) or Section 27(c) (Holdover).

Mention in this Lease of any particular remedy of Landlord does not preclude Landlord from any other remedy, whether available at law or in equity or by statute or expressly provided for in this Lease. No remedy will be exclusive or dependent upon any other remedy, and the remedies are cumulative and not alternative.

(c) Application of Funds. If this Lease terminates as a result of, or while there exists, an Event of Default, any funds of Tenant held by Landlord may be applied by Landlord to any damages payable by Tenant (whether provided for herein or by law) as a result of such termination or Event of Default.

(d) No Waiver.

i.) No Implied Acceptance or Surrender. No agreement to accept a surrender of the Premises and no act or omission by Landlord or Landlord’s agents during the Term will constitute an acceptance or surrender of the Premises unless made in writing by Landlord.

ii.) No Implied Termination. No re-entry or taking possession of the Premises by Landlord will constitute an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant.

iii.) No Implied Waiver. Landlord’s acceptance of Base Rent or Additional Rent following an Event of Default hereunder will not be construed as a waiver of such Event of Default.

(e) Application of Rent. Whenever an Event of Default has occurred, any payment of Rent by Tenant, any other payment of any nature tendered by Tenant to Landlord and any other amount of money collected or received by Landlord from any reletting of the Premises pursuant to this Section 19 will be applied in such order as Landlord may elect toward payment of all amounts due from Tenant to Landlord pursuant to this Lease.

20. Landlord’s Right of Entry. Tenant will permit Landlord and the authorized representatives of Landlord and Lender to enter the Building and other portions of the Premises at all reasonable times for the purposes of: (i) inspecting the Premises; (ii) assessing Tenant’s compliance with this Lease and performing Landlord’s obligations under this Lease; (iii) performing any of Landlord’s construction or maintenance and repair responsibilities; and (iv) exhibiting the Premises to any Lender, any prospective purchaser, investor or lender, and during the last 6 months of the Term, any prospective tenant; provided that, except in the case of an emergency, Landlord will give Tenant at least forty-eight (48) hours’ prior notice of Landlord’s intended entry into the Building.

21. Lender’s Rights.

(a) Subordination and Attornment.

i.) Subordination: This Lease and all rights of Tenant hereunder are subordinate to any Mortgage and foreclosure of any Mortgage, so long as Tenant has been delivered a commercially reasonable subordination, non-disturbance and attornment agreement (a “Reasonable SNDA”) executed by the Lender holding such Mortgage, which shall include among other things, provisions stating that (i) so long as Tenant faithfully and timely discharges its obligations under this Lease, Tenant’s right of possession to the Premises and other rights under this Lease will not be affected by any default by Landlord under the Mortgage, and (ii) that in the event of foreclosure under the Mortgage, provided no uncured Event of Default exists, the rights of Tenant hereunder will survive and this Lease will continue in full force and effect in accordance with its terms.

ii.) Attornment. If, in connection with foreclosure of a Mortgage or other taking of possession of the Premises pursuant to a Mortgage, a Lender (or a nominee of the Lender or other purchaser at foreclosure) elects to succeed to the rights and obligations of Landlord under this Lease, Tenant will attorn to such successor as landlord under this Lease, without change in the terms and provisions of this Lease, and will promptly execute and deliver any instrument reasonably required by such successor to evidence such attornment including, without limitation, a Reasonable SNDA; provided, however, that such successor will not be bound by:

A. Advanced Rent Payment: any payment of Base Rent or Additional Rent more than one month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, and then only if such prepayments have been deposited with and are under the control of such successor;

B. No Lender Consent: any provision of any amendment to this Lease to which Lender has not consented in writing; or

C. Defaults of Prior Landlords: the defaults of any prior landlord under this Lease, including, without limitation, any offset against Rent arising out of the defaults of any prior landlord under this Lease.

iii.) Execution of Instruments. Tenant will execute any Reasonable SNDA requested by Landlord during the Term.

(b) Lease Superior Upon Request. At any time during the Term, any Lender may, by written notice to Tenant, make this Lease superior to the lien/security title of its Mortgage. If requested by Lender, Tenant will, upon demand, at any time or times, execute, acknowledge and deliver to Lender, any and all instruments that may be reasonably necessary to make this Lease superior to the lien/security title of any Mortgage.

22. Estoppel Certificates.

(a) Estoppel Certificates. During the Term, each of Landlord and Tenant agrees (and Tenant agrees to require Guarantor) to execute and deliver within 15 days after written request from the other, a statement to the requesting party and/or its designee certifying as follows (in each instance, to the actual knowledge of the party providing the certificate):

i.) In Effect: This Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect, as modified);

ii.) Rent Payment. The amount of the Security Deposit (if any) and the amount and dates to which Base Rent and Additional Rent have been paid;

iii.) Default. Whether or not, to its actual knowledge, there exists any failure by the requesting party to perform any term, covenant or condition contained in this Lease, and, if so, specifying each such failure;

iv.) Acceptance of Premises. If such be the case, Tenant has unconditionally accepted the Premises and is conducting its business therein;

v.) Unperformed Obligations. If such be the case, whether Landlord has performed all obligations under this Lease, including, but not limited to, constructing any tenant improvements and/or paying any tenant allowances; and

vi.) Other Matters. As to such additional factual matters relating to this Lease as may be reasonably requested, it being intended that any such statement delivered pursuant hereto may be relied upon by the requesting party and by any party that has, or is contemplating having, a direct or indirect interest in Landlord or the Premises.

23. Landlord Liability/Termination/Independence.

(a) No Continuing Liability. No owner of the Premises, whether or not named herein, will have liability hereunder after it ceases to hold title to the Premises, except for events occurring during the period of such owner’s ownership of the Premises.

(b) No Personal Liability. Neither Landlord nor any employee, representative, officer, director, security holder, manager, equity holder, trustee, partner or principal of Landlord, whether disclosed or undisclosed, will have any personal liability with respect to any of the provisions of this Lease.

(c) Limitation of Landlord Liability. In the event Landlord is in breach or default with respect to Landlord’s obligations or otherwise under this Lease, Tenant will look solely to the equity of Landlord in the Premises for the satisfaction of Tenant’s remedies. Landlord’s liability under the terms, covenants, conditions, warranties and obligations of this Lease will in no event exceed Landlord’s equity interest in the Premises.

(d) No Termination. Except as expressly provided in this Lease, this Lease shall not terminate, nor shall Tenant have any right to terminate this Lease nor shall Tenant be entitled to any abatement or reduction of Rent. Except as otherwise provided in this Lease, the obligations of Tenant shall not be affected by reason of (i) any damage to or the destruction of all or any part of the Premises from whatever cause, (ii) the taking of the Premises or any portion thereof by condemnation, requisition or otherwise for any reason, (iii) the prohibition, limitation or restriction of Tenant’s use of all or any portion of the Premises or any interference with such use, or (iv) any default on the part of Landlord under this Lease or under any other agreement to which Landlord and Tenant are parties.

(e) Separate/Independent Obligations. It is the intention of the parties hereto that the obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements, that the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease.

(f) Waiver. Except as expressly provided in this Lease, Tenant waives all rights to which it may now or hereafter be conferred by law (i) to quit, terminate or surrender this Lease or the Premises or any part thereof, or (ii) to any abatement, suspension, deferment or reduction of the Rent or any other sums payable under this Lease.

24. Notices.

(a) Delivery Methods. Any notice required or permitted by the provisions of this Lease must be in writing and delivered to the email addresses set forth in Section 1(k), with a hard copy sent within a reasonable period of time by nationally recognized overnight delivery service providing proof of delivery, to the appropriate mailing address set forth in Section 1(k). Email addresses and mailing addresses may be changed by the affected party to any other address in the continental United States by giving written notice at least ten (10) days in advance of the effective date of the change.

(b) Notice Date. Notice will be deemed to have been given on the date of email transmission. If a notice that is properly addressed per Section 24(a) is rejected as undeliverable for any reason, the notice will be deemed delivered at the time delivery was attempted.

25. Broker Indemnification. Landlord and Tenant hereby indemnify the other against and from any claims for any brokerage commissions arising through such party and all costs, expenses and liabilities in connection therewith, including, without limitation, Legal Costs.

26. Assignment and Subleasing.

(a) Transfer.

i.) Consent Required. No Transfer will be permitted without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold, condition or delay.

ii.) General Notice Requirements. If Tenant desires to Transfer this Lease (other than in connection with a Change in Control, which will be governed by the provisions of Section 26(b)), Tenant will give Landlord written notice no later than 30 days in advance of the proposed effective date of the proposed Transfer including:

A. Name and Business: the name and business of the other party to the proposed transaction;

B. Effective Date: the proposed effective date and duration of the Transfer;

C. Rent: the proposed rent or consideration to be paid to Tenant by the other party to the proposed transaction;

D. Space: in the event that a proposed Transfer is a sublease or any other proposed agreement to Transfer less than Tenant’s entire interest in the Premises, the amount and location of the space within the Premises that is the subject of the proposed transaction; and

E. Additional Information: financial statements and other information as Landlord may reasonably request to evaluate any Transfer.

(b) Change in Control. If Tenant desires to effectuate a Change in Control, Tenant will:

i.) Notice. give Landlord written notice no later than 30 days in advance of the effective date of any proposed Change in Control, specifying:

A. Name: the name of the proposed entity acquiring the direct or indirect interest in (or assets of) Tenant; and

B. Effective Date: the proposed effective date of such Change in Control.

ii.) Other Requested Information. promptly supply Landlord with financial statements and other information as Landlord may reasonably request to evaluate the proposed Change in Control.

(c) Transfer Process.

i.) Landlord’s Decision. For all Transfers, Landlord will have a period of 10 Business Days following Landlord’s receipt of the notice and information from Tenant required above within which to notify Tenant in writing that Landlord elects one of the following:

A. Permit Transfer. To permit the Transfer, either with or without reasonable conditions specified by Landlord; or

B. Refuse Transfer. To refuse, in Landlord’s reasonable discretion (taking into account all relevant factors, including the factors set forth below), to approve the Transfer and to continue this Lease in full force and effect as to the entire Premises. If Landlord fails to notify Tenant in writing of such election within the 10-Business Day period, Tenant shall have the right to send an additional notice to Landlord requesting Landlord’s consent to the Transfer, which notice shall contain in bold and capital letters at the top of the first page language stating that “PURSUANT TO SECTION 26(C) OF THE LEASE, FAILURE TO RESPOND TO THIS LETTER MAY RESULT IN DEEMED APPROVAL OF A TRANSFER OF THIS LEASE”, and if Landlord still fails to respond to Tenant’s request within 5 days thereafter, then Landlord will be deemed to have elected to approve such Transfer.

ii.) Landlord Refusal. For purposes of this Section 26, by way of example and not limitation, Landlord will be deemed to have reasonably withheld consent if:

A. Creditworthiness: the creditworthiness of the prospective transferee (or, in the instance of a Change in Control, the creditworthiness of Tenant after the Change in Control) will not equal or exceed the greater creditworthiness of Tenant as of: (1) the Lease Date or (2) the date immediately prior to the proposed Change in Control;

B. Increased Risk of Use: the proposed use of the Premises by such prospective transferee, when compared to Tenant’s use, will: (1) materially increase the risk of Contamination; (2) materially increase wear and tear on the Premises or the Improvements; (3) necessitate any material modifications of any part of the Premises or the Improvements; (4) materially increase the cost of, or risk exposure under, insurance; or (5) otherwise materially and negatively affect the value or marketability of the Premises; or

C. Current or Prospective Tenant: in the instance of any Transfer (other than a Change in Control), the prospective transferee is a bona-fide third-party prospective tenant for space owned by Landlord in the Market Area.

(d) Miscellaneous Transfer Provisions.

i.) Reimbursement. Tenant agrees to reimburse Landlord for reasonable legal fees and any other reasonable costs incurred by Landlord in connection with any requested Transfer not to exceed Two Thousand and No/100 Dollars ($2,000.00).

ii.) Delivery of Transfer Documents. Tenant will deliver to Landlord copies of all transfer documents executed by Tenant and the transferee.

iii.) Excess Rent. If the transferee is to pay rent or other consideration to Tenant, and the rent rate (or other consideration) agreed upon between Tenant and its proposed transferee is greater than the rent rate that Tenant must pay Landlord hereunder for the Premises (or the applicable portion thereof), then fifty percent (50%) of such excess rent and consideration (after payment of brokerage commissions, Legal Costs and other disbursements reasonably incurred by Tenant for such Transfer) will be considered Additional Rent to be paid to Landlord by Tenant.

iv.) No Implied Consent. No acceptance by Landlord of any rent or any other sum of money from any assignee, sublessee or other category of transferee will be deemed to constitute Landlord’s consent to any Transfer.

v.) Liability of Transferees. Permitted subtenants, assignees or other transferees will be liable directly to Landlord for all obligations of Tenant hereunder, without, however, relieving Tenant (or any guarantor) of any liability hereunder.

vi.) Tenant Remains Liable. No such Transfer will be deemed a release of transferring Tenant from Tenant’s obligations under this Lease; provided that Landlord shall act in good faith in considering any request by Tenant to be released following a Transfer where (a) the transferee assumes, in full, the obligations of Tenant under this Lease; (b) the Permitted Use of the Premises remains unchanged; (c) after such transaction is effected, the tangible net worth of the tenant hereunder is equal to or greater than the tangible net worth of Tenant as of the date of this Lease or the date immediately preceding the Transfer, whichever is greater; (d) Landlord shall have received an executed copy of all documentation effecting such Transfer on or before its effective date; and (e) the same is not a subterfuge by Tenant to avoid its obligations under this Lease. For the avoidance of doubt, notwithstanding any obligation of Landlord to act in good faith in considering any request by Tenant to be released following a Transfer, satisfaction of (a) through (e) above by a transferee shall in no event be construed as obligating Landlord to release the transferring Tenant from Tenant’s obligations under this Lease; rather, in the event conditions (a) through (e) above are satisfied, Landlord is merely agreeing to consider such request using sound business practices customarily used by prudent owners of similar properties, and Tenant acknowledges that so long as Landlord considers such request in accordance with the foregoing, Landlord shall nonetheless be entitled to withhold its consent in Landlord’s sole discretion.

vii.) Subsequent Transfers. Any Transfer consented to by Landlord will not relieve Tenant (or its transferee) from obtaining Landlord’s consent to any subsequent Transfer.

27. Termination or Expiration; Holdover.

(a) Right to Collect Rent. No termination of this Lease prior to the normal ending thereof, by lapse of time or otherwise, will affect Landlord’s right to collect Rent for the period prior to termination.

(b) Surrender. On or before the Expiration Date, Tenant will surrender to Landlord: (i) the Premises (including the Improvements, but not including any trade fixtures, signage or Tenant Alteration which Tenant is obligated to remove pursuant to Section 11, Section 12 and Section 16, respectively) clean and neat, in compliance with the Rules and Regulations and otherwise in the same condition as when delivered to Tenant pursuant to this Lease (and, with respect to Landlord’s Work, in the same condition as when Substantial Completion of same occurred), excepting only normal wear and tear, condemnation and casualty (other than casualty required by this Lease to be insured against by Tenant) and (ii) all keys to the Building. Failure by Tenant to timely do so shall be deemed a “Holdover”.

(c) Holdover.

i.) Tenant-At-Sufferance. If Holdover occurs, with or without Landlord’s acquiescence and without a written agreement of the parties, Tenant will be a tenant-at-sufferance at 150% of the Base Rent in effect at the end of the Term.

ii.) Permitted Holdover Period. Notwithstanding the foregoing, if Tenant gives to Landlord written notice not less than 6 months preceding the end of the Term, that Tenant desires to extend the duration of the Term for up to three (3) additional months (with the period of the extension, up to a maximum of three (3) months, to be specified in the notice from Tenant), then, and only then, the Term will automatically be extended for the period specified in the notice from Tenant (up to a maximum of three (3) months) (“Permitted Holdover Period”), so long as no Event of Default has occurred as of the date on which Tenant gives such notice to Landlord or as of the date on which the Lease otherwise would have expired. Base Rent during the Permitted Holdover Period shall equal to 125% of the Base Rent in effect immediately prior to such extension. If Tenant fails to vacate the Premises at the end of the Permitted Holdover Period, without Landlord’s acquiescence and without any express agreement of the parties, Base Rent will automatically escalate to an amount equal to 150% of the Base Rent in effect immediately prior to commencement of the Permitted Holdover Period.

iii.) Additional Rent. In any event, Tenant must also continue to pay all other Additional Rent due hereunder, provided that no concessions or limits on Operating Expenses or other concessions regarding Additional Rent will apply with respect to the holdover period.

iv.) No Renewal by Operation of Law. Notwithstanding anything to the contrary contained in this Section 27(c), there will be no renewal of this Lease by operation of law or otherwise.

v.) Damages. With respect to any holdover outside of the Permitted Holdover Period (if applicable), Tenant will be liable for all damages, direct and consequential, incurred by Landlord as a result of such Holdover.

vi.) No Implied Reinstatement or Renewal. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Premises will reinstate, continue or extend the Term or of Tenant’s right of possession.

vii.) Survival. The provisions of this Section 27(c) will survive the Expiration Date.

28. Late Payments.

(a) Late Payment Administrative Fee. If any installment of Rent is not paid within five (5) days after the date when due, Tenant will pay a one-time administrative fee (the “Late Payment Administrative Fee”) equal to five percent (5%) of such past due amount, in order to defray certain of the additional expenses incurred by Landlord as a result of such late payment.

(b) Late Payment Interest. If any past-due installment of Rent, plus the Late Payment Administrative Fee, is not paid in full within 30 days after the original due date thereof, then the past-due installment, plus the Late Payment Administrative Fee, will, after expiration of such 30 days and until paid in full, accrue interest at the lesser of: (i) one percent (1.0%) per month, compounded monthly; and (ii) the maximum interest rate allowed by law (the “Late Payment Interest Rate”).

(c) Additional Fees. The Late Payment Administrative Fee and accrual of interest at the Late Payment Interest Rate are in addition to, and not in lieu of, any of Landlord’s remedies under this Lease for non-payment of Rent.

29. Rules and Regulations. Tenant will abide by the Rules and Regulations.

30. Miscellaneous.

(a) OFAC. Tenant certifies, represents, warrants and covenants that it is not acting (and will not act) directly or indirectly, for or on behalf of any of the following, and it is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of:

i.) Terrorist. any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist;

ii.) Specially Designated National or Blocked Person. any Specially Designated National or Blocked Person; or

iii.) Others. any other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control.

(b) Entire Agreement; Amendment; Severability.

i.) Entire Agreement. This Lease contains the entire agreement of the parties hereto as to the subject matter of this Lease and no prior representations, inducements, letters of intent, promises or agreements, oral or otherwise, between the parties not embodied herein will be of any force and effect.

ii.) Future Amendments. Any future amendment to this Lease must be in writing and signed by the parties hereto.

iii.) Severability. If any clause or provision of this Lease is determined to be illegal, invalid or unenforceable under applicable law, then: (A) all remaining provisions of this Lease will remain in full force and effect; and (B) it is the intention of Landlord and Tenant that, in lieu of such illegal, invalid or unenforceable clause or provision, there will be substituted a clause or provision as similar to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

(c) Cumulative Rights. All rights, remedies, powers, and privileges conferred hereunder upon the parties hereto (i) will be cumulative, but not restrictive to those given by law, and (ii) will not be (or deemed to be) exclusive of those that may at any time be available Landlord under applicable law.

(d) No Election of Remedies. An exercise of one remedy by Landlord (including, but not limited to, exercising rights under Sections 5(c) or 19(b)), shall not be deemed an election of remedies by Landlord, and Landlord will have the right to pursue any and all other remedies available to it.

(e) No Waiver. No failure of Landlord or Tenant to exercise any power given Landlord or Tenant hereunder or to insist upon strict compliance by Landlord or Tenant with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof will constitute a waiver of Landlord’s or Tenant’s rights to demand exact compliance with the terms hereof or lessen either party’s right to insist upon strict performance of the terms of this Lease. No provision of this Lease will be deemed to have been waived by either party unless such waiver is made in writing by the party making such waiver.

(f) Time Periods. Time is of the essence of this Lease. If the time period by which any right, option or election provided under this Lease must be exercised, or by which any act required hereunder must be performed, expires on a day other than a Business Day, then such time period will be automatically extended through the close of business on the next regularly scheduled Business Date in the state where the Premises are located.

(g) Relationship. This contract creates the relationship of landlord and tenant between Landlord and Tenant; no estate will pass out of Landlord. The interest of Tenant is not intended to, and will not, be subject to levy and sale and will not be assignable, except as expressly permitted by this Lease.

(h) No Recordation. Tenant will not record this Lease or a memorandum thereof; provided, however, that upon request by Tenant, Landlord agrees to execute a memorandum of this Lease in a recordable form reasonably acceptable to Landlord and Tenant may record such memorandum at its sole cost and expense.

(i) Counterparts. This Lease may be executed in multiple counterparts including by electronic or PDF signature, each of which will constitute an original, but all of which taken together will constitute one and the same agreement.

(j) Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Lease, including all claims (whether in contract or tort) that may be based upon, arise out of or relate to this Lease or the negotiation, execution or performance of this Lease or the transactions contemplated thereby, will be governed by and construed in accordance with the domestic laws of the state where the Premises are located, without giving effect to any choice of law or conflict of law provision or rule (whether of such state or of any other jurisdiction) that would cause the application of laws of any jurisdiction other than such state.

(k) Headings and Subheadings. The headings and subheadings of this Lease are for convenience only and are not a part of this Lease, and do not in any way define, limit, describe or amplify the terms or provisions of this Lease or the scope or intent thereof.

(l) Negotiated Document. This Lease is the result of negotiations between the parties, and in construing any ambiguity hereunder no presumption will be made in favor of either party.

(m) Waiver of Jury Trial. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE OR THE RELATIONSHIP OF THE PARTIES HEREUNDER.

31. Special Stipulations. The Special Stipulations, if any, attached hereto as EXHIBIT B, are incorporated herein and made a part hereof and, to the extent of any conflict between the foregoing provisions and the Special Stipulations, the Special Stipulations will govern and control.

32. Authority. Landlord and Tenant certify to the other party as follows:

(a) Organization. It is duly organized, validly existing and in good standing under the laws of the state in which it was formed and duly qualified to do business in the state in which the Premises is located; and

(b) Authorization. It is authorized by all required corporate or partnership action to enter into this Lease, and the individual(s) signing this Lease on behalf of such party are each authorized to bind same.

33. Prevailing Party. In the event of a dispute between Landlord and Tenant regarding the terms of this Lease, including any dispute regarding the enforcement of this Lease or the interpretation of any provision of this Lease, whether arising in a lawsuit filed by either Landlord or Tenant, an arbitration, bankruptcy or otherwise, the prevailing party in such dispute will be entitled to recover from the other its Legal Costs in connection with such dispute.

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands under seal effective as of the Lease Date.

LANDLORD:

105 PIB GROUP LLC,
a Georgia limited liability company

By:	/s/ Anthony L. Wood, Jr.
Name:	Anthony L. Wood, Jr.
Title:	Authorized Representative

TENANT:

A.L. Grading contractors, LLC,
a Georgia limited liability company

By:	/s/ Jeremy S. Spivey
Name:	Jeremy S. Spivey
Title:	Authorized Representative

[Signature Page to Lease Agreement]

SCHEDULE A

“Additional Rent”: Any amount, other than Base Rent, required to be paid by Tenant to Landlord pursuant to this Lease and any cost or expense incurred by Landlord on behalf of Tenant or reimbursable to Landlord by Tenant under the terms of the Lease, including, without limitation, any amount advanced by Landlord to cure a default by Tenant under this Lease.

“Affiliates”: Shall mean Tenant’s Affiliates or Landlord’s Affiliates, as applicable.

“Appraisal Process”: Defined in Section 1(c)(iii) of EXHIBIT B.

“Appraiser’s Determination Period”: Defined in Section 1(c)(iii)(C) of EXHIBIT B.

“Base Rent”: Defined in Section 1(d).

“Building”: Defined in Section 1(b).

“Business Day”: Any day other than Saturday, Sunday or a day that banks are closed for business all day in the United States and/or the state in which the Premises are located.

“Casualty Damage”: Defined in Section 17(a).

“Casualty Restoration”: Defined in Section 17(a).

“Change in Control”: (a) the transfer of fifty percent (50%) or more of the direct or indirect equity or controlling interests in Tenant in one or more transactions occurring in a 12 month period, whether by sale, merger, consolidation or other transfers of equity interests of any kind; or (b) the sale or other transfer or disposition of all or substantially all of the assets of Tenant. The transfer of any direct or indirect interests in Tenant which are publicly traded on any recognized national or international securities exchange will not be deemed a Change in Control.

“Code Modification”: Any alteration or modification of any portion of the Premises or Improvements required during the Term by Governmental Requirements.

“Condemned” or “Condemnation”: The taking or condemnation of property by any authority having the power of eminent domain.

“Condemnation Date”: Defined in Section 18(a)(i).

“Condemnation Restoration”: Defined in Section 18(b)(i).

“Contamination”: The presence of, or release of, Hazardous Substances into any environmental media from, upon, within, below, into or on any portion of the Premises so as to require remediation, cleanup or investigation under any Environmental Law.

“Default Condition”: Any fact or circumstance which, with the giving of notice or the passage of time, or both, would give rise to or become an Event of Default.

“Default Damages”: Defined in Section 19(b)(ii)(A)(2).

“Delay”: Tenant Delay or Force Majeure Delay.

“Dock Equipment”: Equipment servicing the dock areas, including without limitation, dock levelers, trailer restraints, and overhead doors and associated tracks and hardware.

“Environmental Laws”: All federal, state, and local laws, regulations, orders, permits, ordinances or other requirements, which exist now or as may exist after the Lease Date, concerning protection of human health, safety and the environment, all as may be amended from time to time, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (“CERCLA”) and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (“RCRA”) and the Toxic Substances Control Act, (15 U.S.C. 2601 et seq. (“TSCA”).

“Event of Default”: Defined in Section 19(a).

“Expiration Date”: Defined in Section 1(f).

“Extension Option”: Defined in Section 1(a) of EXHIBIT B.

“Extension Option Exercise Notice”: Defined in Section 1(b) of EXHIBIT B.

”Extension Option Period”: Defined in Section 1(a) of EXHIBIT B.

“Exterior Area”: Defined in Section 1(h).

“Floor Rate Base Rent”: Defined in Section 1(d) of EXHIBIT B.

“Force Majeure Delay”: Delay in construction of Landlord’s Work (or other work to be performed by Landlord) which is not within the direct control of Landlord; Force Majeure Delay includes without limitation delays resulting from the failure of permits to be issued in timely manner, strikes or other labor troubles, governmental restrictions and limitations, war, pandemic or other national emergency, non-availability or unexpected delay in delivery of materials or supplies, delay in transportation, accidents, floods, fire, damage or other casualties, weather, or delays by utility companies in bringing utility lines to the Premises.

“Fractional Month”: A partial month, not consisting of a full calendar month.

“Governmental Requirements”: Any restrictions of public record and all present and future laws, regulations, orders, permits, ordinances, rules and other requirements of federal, state, municipal and local governments and governmental authorities. Without limiting the foregoing, Tenant shall not use the Premises, the Building, or the Land, or any portion thereof (a) in violation of Title 21 USC Controlled Substances Act Section 856(a) or any similar or successor law now or hereinafter in effect, (b) for the growing, manufacturing, administration, distribution (including without limitation, any retail or wholesale sales or delivery), use or consumption of any cannabis, marijuana or cannabinoid product, compound or produce, or (c) for the operation of a medical marijuana or cannabis product facility or dispensary, in each case regardless of the legality of the same pursuant to any applicable state laws or regulations.

“Hazardous Substances”: Any hazardous or toxic substance, material, chemical, pollutant, contaminant or waste, as those terms are defined by any applicable Environmental Law, and any solid wastes, polychlorinated biphenyls, urea formaldehyde, asbestos, radioactive materials, radon, explosives, petroleum products and oil.

“Holdover”: Defined in Section 27(b).

“HVAC System”: A heating, ventilation and air conditioning system.

“Improvements”: All improvements at the Premises, including, without limitation, the Building, systems (including without limitation the HVAC System and fire protection system), parking facilities, driveways, exterior lighting and irrigation facilities, Tenant Alterations, and all improvements which are a part of the Landlord’s Work.

“Insured Issue”: A Landlord Insured Issue or a Tenant Insured Issue. Because Tenant’s insurance is primary and non-contributory, to the extent any cost or liability is insured against by both Landlord’s insurance and Tenant’s insurance, it shall be deemed to be a Tenant Insured Issue and not a Landlord Insured Issue.

“Landlord”: Defined in the preamble.

“Landlord’s Affiliates”: The employees, agents and contractors of Landlord, or any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, Landlord or any person who controls Landlord.

“Landlord’s Appraiser”: Defined in Section 1(c)(iii)(B) of EXHIBIT B.

“Landlord Insurance”: Defined in Section 9(e).

“Landlord Insured Issue”: Cost or liability that is insured against by insurance carried by (or required by the terms of this Lease to be carried by) Landlord.

“Late Payment Administrative Fee”: Defined in Section 28(a).

“Late Payment Interest Rate”: Defined in Section 28(b).

“Lease”: Defined in the preamble.

“Lease Commencement Date”: Defined in Section 1(e).

“Lease Date”: Defined in the preamble.

“Lease Year”: Defined in Section 3(b).

“Legal Costs”: All reasonable and actual attorneys’ fees, paralegal fees, disbursements and mediation, arbitration and court costs and expenses, including litigation through all trial and appellate levels.

“Lender”: The holder of any Mortgage.

“Maintain”: Defined in Section 7(a).

“Maintenance”: Defined in Section 7(a).

“Market Area”: Defined in Special Stipulation Number 1 of EXHIBIT B.

“Market Rate Determination Notice”: Defined in Section 1(c)(ii) of EXHIBIT B.

“Market Rate Determination Acceptance”: Defined in Section 1(c)(iii) of EXHIBIT B.

“Market Rate Determination Rejection”: Defined in Section 1(c)(iii) of EXHIBIT B.

“Market Rate Determination Response”: Defined in Section 1(c)(iii) of EXHIBIT B.

“Market Rate Determination Response Period”: Defined in Section 1(c)(iii) of EXHIBIT B.

“Mortgage”: Each and every deed to secure debt, mortgage, deed of trust or other comparable instrument which may now or hereafter affect or encumber the title of Landlord to the Premises, and any amendments, modifications, extensions or renewals thereof.

“Net Condemnation Proceeds”: Defined in Section 18(c)(iii).

“Net Insurance Proceeds”: Defined in Section 17(b).

“Non-Approval Tenant Alterations”: Defined in Section 16(a)(ii).

“Notice of Right to Terminate”: Defined in Section 17.

“Operating Expenses”: Defined in Section 5(a).

“Original Appraiser Determination”: Defined in Section 1(c)(iii)(D) of EXHIBIT B.

“Permitted Holdover Period”: Defined in Section 27(c)(ii).

“Permitted Use”: Defined in Section 1(j).

“Personal Property”: Any merchandise, inventory or other personal property owned by Tenant, Tenant’s Affiliates or any other party.

“Preliminary Term”: Defined in Section 3(a).

“Premises”: Defined in Section 1(a).

“Prevailing Market Rate”: Defined in Section 1(c)(i)(A) of EXHIBIT B.

“Preventative Maintenance Contracts”: Defined in Section 7(b)(i).

“Preventative Maintenance Items”: Defined in Section 7(b).

“Primary Term”: Defined in Section 3(a).

“Prior Lease”: Defined in Section 2(a).

“Property Management Fee”: Defined in Section 4.

“Qualified Appraiser”: Defined in Section 1(c)(i)(A) of EXHIBIT B.

“Reasonable SNDA”: Defined in Section 21(a)(i).

“Remaining Term”: Defined in Section 19(b)(ii)(A)(i).

“Rent”: The aggregate amount of Base Rent and Additional Rent.

“Rules and Regulations”: The rules and regulations set forth on EXHIBIT C, as well as other rules and regulations reasonably promulgated by Landlord from time to time, so long as such other rules and regulations do not materially and adversely affect the rights of Tenant hereunder.

“Security Deposit”: Defined in Section 1(i).

“Specially Designated National or Blocked Person”: A person or entity designated as a Specially Designated National or Blocked Person pursuant to any law, order, rule, or regulation that is enforced or administered by the United States Government or any of its departments or agencies.

“Taxes”: Defined in Section 5(b).

“Tenant”: Defined in the preamble.

“Tenant Delay”: Any delay in the performance of any work to be performed by Landlord hereunder resulting from: (a) Governmental Requirements applicable to Tenant due to (i) Tenant’s trade fixtures or equipment, (ii) Tenant-Initiated Improvements, (iii) Tenant’s specific use of the Premises, or (iv) the particular products to be located at the Premises or the manner of storage or use of such products, (b) Tenant’s failure to timely approve plans and specifications, or (c) change order or change order requests.

“Tenant’s Affiliates”: The subsidiaries and affiliates of Tenant and all agents, contractors, employees, vendors, customers, licensees or invitees of Tenant and such subsidiaries and affiliates.

“Tenant’s Appraiser”: Defined in Section 1(c)(iii)(A) of EXHIBIT B.

“Tenant Alteration”: Defined in Section 16(a)(i).

“Tenant Alteration Monitoring Charge”: Defined in Section 16(a)(i).

“Tenant Insured Issue”: Cost or liability that is insured against by insurance carried by (or required by the terms of this Lease to be carried by) Tenant, assuming a deductible of $0.00 notwithstanding the right of Tenant to maintain a higher deductible pursuant to the terms of the Lease.

“Tenant-Initiated Improvements”: Improvements constructed or installed by or at the instance of Tenant or any Tenant’s Affiliates (including any Improvements which are the product of a Tenant Alteration), but specifically excluding any Improvements constructed or installed as part of Landlord’s Work.

“Term”: Defined in Section 3(a).

“Third Appraiser”: Defined in Section 1(c)(iii)(D) of EXHIBIT B.

“Transfer”: (a) Any assignment, mortgage, pledge, encumbering, granting of a license to occupy, subleasing or other transfer of this Lease, or any interest hereunder; or (b) any Change in Control.

“Treasury Yield”: The rate of return in percent per annum of Treasury Constant Maturities for the length of time specified (or as most recently corresponding) as published in document H.15(519) (presently published by the Board of Governors of the U.S. Federal Reserve System titled “Federal Reserve Statistical Release”) for the calendar week immediately preceding the calendar week in which the termination occurs. If the publishing of the rate of return of Treasury Constant Maturities is ever discontinued, then the Treasury Yield will be based upon the index, in Landlord’s reasonable determination, most nearly corresponds to the rate of return of Treasury Constant Maturities.

“Utility” or “Utilities”: Any or all natural gas, fuel, electricity, telephone, steam, water, sewer and any and all other utility services provided to the Premises by any public or private utility supplier.

EXHIBIT A-1

Premises

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EXHIBIT A-2

Description of the Land

ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 254 of the 7th District, City of Sugar Hill, Gwinnett County, Georgia, being Tract 2, containing 4.162 acres, as shown on that certain “Plat for Quantum National Bank” dated July 15, 2008, last revised August 24, 2010, prepared by Barton Surveying, Inc., certified by David Barton, Georgia Registered Land Surveyor No. 2533, and recorded in Plat Book 126, Page 292, Gwinnett County, Georgia Records, which plat is incorporated herein by this reference and made a part of this description.

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EXHIBIT B

Special Stipulations

The Special Stipulations set forth herein are hereby incorporated into the body of the Lease to which these Special Stipulations are attached, and to the extent of any conflict between these Special Stipulations and the preceding language, these Special Stipulations will govern and control.

1. Options to Extend Term.

(a) Grant of Extension Options. Landlord grants to Tenant three (3) options to extend the Term for a period of five (5) years each time (the “Extension Options”). If applicable, the corresponding period by which the Term is extended in each instance is referred to as the “Extension Option Period”.

(b) Exercise of Extension Option. To exercise an Extension Option, Tenant must deliver written notice to Landlord at least 6 months prior to (but not more than 12 months prior to) the then existing Expiration Date (the “Extension Option Exercise Notice”).

(c) Determination of Base Rent.

i.) Definitions:

A. “Prevailing Market Rate” means the prevailing market rate applicable to the Extension Option Period for base minimum rental calculated on a per square foot basis for leases covering premises comparable to the Premises (as adjusted for any variances between such premises and the Premises, including without limitation age, location, setting, type of building, HVAC, parking, irrigation systems, roof status and market tenant improvement allowances) located in the relevant market area.

B. “Qualified Appraiser” means an appraiser that (y) is a member of the American Institute of Real Estate Appraisers or similar professional organization and (z) has at least ten (10) years prior experience in commercial leasing in the relevant market area.

ii.) Landlord Determination of Prevailing Market Rate. Within 15 days after delivery of the Extension Option Exercise Notice, Landlord will deliver a notice to Tenant setting forth Landlord’s determination of the Prevailing Market Rate (the “Market Rate Determination Notice”).

iii.) Tenant Response. Within 15 days following delivery of the Market Rate Determination Notice (the “Market Rate Determination Response Period”), Tenant will deliver written notice to Landlord that it either (1) accepts Landlord’s determination of the Prevailing Market Rate as set forth in the Market Rate Determination Notice (a “Market Rate Determination Acceptance”) or (2) rejects Landlord’s determination of the Prevailing Market Rate and thereby elects to engage the Appraisal Process as defined below (a “Market Rate Determination Rejection”) (in either event, Tenant’s response is referred to as the “Market Rate Determination Response”). Failure to timely deliver the Market Rate Determination Response will be deemed to be a Market Rate Determination Rejection. If Tenant delivers a Market Rate Determination Acceptance within the Market Rate Determination Response Period, Landlord’s determination of the Prevailing Market Rate set forth in the Market Rate Determination Notice will be deemed to be the Prevailing Market Rate for purposes of subsection (d) below. If Tenant delivers (or is deemed to have delivered) a Market Rate Determination Rejection within the Market Rate Determination Period, then the Prevailing Market Rate will be determined through the following process (the “Appraisal Process”):

A. Tenant’s Selection of Appraiser. If Tenant delivers, or is deemed to have delivered, a Market Rate Determination Rejection, Tenant must include a designation by Tenant of a Qualified Appraiser to act on Tenant’s behalf in the Appraisal Process (“Tenant’s Appraiser”).

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B. Landlord’s Selection of an Appraiser. Within 20 days after delivery (or deemed delivery) by Tenant of the Market Rate Determination Rejection, Landlord, by written notice to Tenant, shall designate a Qualified Appraiser, who shall act on Landlord’s behalf in the Appraisal Process (“Landlord’s Appraiser”).

C. Appraiser Determination of Prevailing Market Rate. Each of Landlord and Tenant will cause its Qualified Appraiser to work in good faith with the other Qualified Appraiser to issue a joint written determination of the Prevailing Market Rate within 20 days after the date on which Landlord provided notice to Tenant designating Landlord’s Appraiser (the “Appraiser’s Determination Period”). If the two (2) Qualified Appraisers do issue the joint determination within the Appraiser’s Determination Period, then such determination shall be final, conclusive and binding as the Prevailing Market Rate for purposes of subsection (d) below.

D. Third Appraiser. If the two (2) Qualified Appraisers are unable to agree upon a joint written determination of the Prevailing Market Rate within the Appraiser’s Determination Period, then each Qualified Appraiser will issue its own determination of the Prevailing Market Rate (each being that Qualified Appraiser’s “Original Appraiser Determination”), and the two (2) Qualified Appraisers shall jointly select a 3rd Qualified Appraiser (the “Third Appraiser”) to resolve the discrepancy by selecting, without change, the Original Appraisal Determination that most closely reflects the Third Appraiser’s own determination of the Prevailing Market Rate. The Prevailing Market Rate set forth in the Original Appraisal Determination selected by the Third Appraiser shall be final, conclusive and binding as the Prevailing Market Rate for purposes of subsection (d) below.

(d) Determination of Option Extension Base Rent. Subject to the Floor Requirement described in the following sentence, Base Rent for the Extension Option Period shall be calculated using the Prevailing Market Rate. Notwithstanding anything to the contrary contained herein, in the event annual Base Rent for the first year of the Extension Option Period as calculated using the Prevailing Market Rate is less than 103% of the annual Base Rent to be in effect immediately prior to the commencement of such Extension Option Period (“Floor Rate Base Rent”), the annual Base Rent during the first year of the Extension Option Period shall equal the Floor Rate Base Rent, and annual Base Rent will increase annually during the Extension Option Period by three percent (3%).

(e) Costs of Appraisers. Landlord shall bear the fee and expenses of Landlord’s Appraiser; Tenant shall bear the fee and expenses of Tenant’s Appraiser; and Landlord and Tenant shall share equally the fee and expenses of the Third Appraiser, if any. Notwithstanding the foregoing, if the Prevailing Market Rate as ultimately established pursuant to the Appraisal Process is greater than Landlord’s determination of the Prevailing Market Rate set forth in its Market Rate Determination Notice, then Tenant shall bear the fee and expenses of all of the Qualified Appraisers. The obligation of the parties hereto to pay any fees and expenses hereunder shall survive termination of the Lease.

(f) Terms and Conditions. If Tenant exercises the Extension Option, the Expiration Date will be deemed revised to be the last day of the Extension Option Period, and leasing of the Premises by Tenant for the Extension Option Period shall be subject to all of the same terms and conditions applicable during the Primary Term, except that:

i.) Base Rent. Base Rent for the Extension Option Period will be determined pursuant to subsection (d) above, and

ii.) Concessions. None of the improvement allowances or expansion rights applicable to the leasing of the Premises during the Primary Term shall be applicable to the Extension Option Period.

(g) Landlord’s Right to Reject. Notwithstanding the foregoing, Landlord shall have the right to reject Tenant’s exercise of the Extension Option if, at the time Tenant delivers the Extension Option Exercise Notice to Landlord, an Event of Default has occurred, and the underlying Default Condition has not been cured to Landlord’s reasonable satisfaction.

(h) Amendment to Lease. At Landlord’s option, Landlord and Tenant shall enter into an amendment to this Lease to evidence Tenant’s exercise of an Extension Option. If this Lease is guaranteed, Landlord shall have the right to require that Tenant deliver to Landlord a reaffirmation of the guaranty in which the guarantor acknowledges Tenant’s exercise of its Extension Option and reaffirms that the guaranty is in full force and effect and applies to said extension of the Term.

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EXHIBIT C

Rules and Regulations

These Rules and Regulations have been adopted by Landlord in order to ensure the safety, care and cleanliness of the Premises and the preservation of order therein.

1. Sidewalks and Roof. The sidewalks will not be obstructed or used for any purpose other than ingress and egress. No tenant and no employees of any tenant will go upon the roof of the Building without the consent of Landlord which shall not be unreasonably withheld, conditioned, or delayed.

2. Awnings. No awnings or other projections will be attached to the outside walls of the Building without the prior written consent of Landlord which shall not be unreasonably withheld, conditioned, or delayed.

3. Plumbing. The plumbing fixtures will not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags or other substances, including Hazardous Substances, will be thrown therein.

4. Odors. No tenant will cause or permit any objectionable or offensive odors to be emitted from the Premises. Smoking is prohibited within the Building and in outdoor areas located within 25 feet of entry-ways, outdoor intakes and operable windows.

5. Prohibited Uses. The Premises will not be used for (a) an auction, “fire sale”, “liquidation sale”, “going out of business sale” or any similar such sale or activity or (b) lodging or sleeping.

6. Disturbances. No tenant will make, or permit to be made, any unseemly or disturbing noises, sounds or vibrations or disturb or interfere with tenants of this or neighboring buildings or premises or those having business with them.

7. Obligations upon Termination of Tenancy. Each tenant must, upon the termination of its tenancy, return to the Landlord all keys of stores, offices, and rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished, such tenant will pay to the Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord deems it necessary to make such change.

8. Canvassing. Canvassing, soliciting and peddling are prohibited and each tenant will cooperate to prevent such activity.

9. Wiring. Landlord will direct electricians as to where and how telephone, telegraph, computer and other wires and cables (collectively, “Wires”) are to be introduced. No boring or cutting for Wires or stringing of Wires will be allowed without written consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises will be subject to the prior written approval of Landlord.

10. Parking.

(a) Types of Vehicles. Parking spaces associated with the Building are intended for the exclusive use of passenger automobiles. Except for intermittent deliveries, no vehicles other than passenger automobiles may be parked in a parking space (other than spaces expressly designated for such purpose by Landlord for truck parking) without the express written permission of Landlord which shall not be unreasonably withheld, conditioned, or delayed.

(b) Truck and Trailer Parking. Trucks may be parked only in truck dock positions and in other paved areas expressly designated for such purpose by Landlord. Trailers may be parked only in paved areas expressly designated for such purpose by Landlord. Neither trucks nor trailers may be parked or staged in the following:

i. Areas adjacent to truck docks, serving any portion of the Building, which are intended by Landlord for truck maneuvering; or

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ii. Any driveway, drive aisle or other paved area which provides ingress or egress for cars or trucks to or from any portion of the Building or any street adjoining the Building.

(c) Use of Truck Court. The truck court is designed for vehicle traffic and maneuvering. Tenants may only use that portion of the truck court for truck and trailer parking or staging that is contiguous to the Premises (i.e. the truck court area that would be included in the area if the sidewalls of the Premises were extended into the truck court). Trucks, trailers, and other vehicles parked, staged or otherwise brought onto the Premises are subject to the provisions of Section 15 of this Lease.

11. Storage. No tenant will use any area within the Premises for storage purposes other than the interior of the Building, unless otherwise expressly consented to in writing by Landlord.

12. Floor Marking.

(a) General. Tenant will have the right to stripe or mark the floor of the Building only in compliance with this rule.

(b) Recommended Tape. Landlord strongly encourages Tenant to stripe or otherwise mark the floor of the Building only with 3M floor striping tape.

(c) Removal. If Tenant elects to paint stripes or other markings on the floor of the Building, all such paint must, by the Expiration Date, be removed by Tenant at its expense in accordance with this rule. Paint on the floor of the Building must be removed only by use of a chemical paint remover; provided that the chemical used for removal must be permissible for such use under Environmental Laws and other Governmental Requirements and the chemical must be used (and all chemicals and removed paint must be disposed of) in accordance with Environmental Laws and other Governmental Requirements. Under no circumstances may paint be removed from the floor of the Building by grinding, scraping or shot-blasting. After paint has been chemically removed in accordance with this rule, the floor must be thoroughly cleaned to remove completely any chemical residue which might be present as a result of the removal process.

13. Tenant Racking. If Tenant installs any racking, equipment or machinery in the Building which requires installation of bolts in the floor of the Building, Tenant must, by the Expiration Date, at the expense of Tenant, remove all such bolts in accordance with this rule. All bolts will be cut or ground so that the top of the remaining portion of the bolt is at least one-quarter inch below the surface of the floor. All holes created by such removal of bolts must be filled with 100% epoxy, which meets the standards set by the American Concrete Institute and which is color-matched to the floor being filled.

14. No Open Dumpsters. No “open” dumpsters are permitted. All dumpsters will have appropriate doors and top covers to prevent trash and debris from escaping the dumpster.

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